Exhibit 10.1

LOAN AGREEMENT
Dated as of February 24, 2014
Between
ASHFORD CHICAGO LP,
as Borrower,
ASHFORD TRS CHICAGO II LLC,
as Operating Lessee
and
GERMAN AMERICAN CAPITAL CORPORATION,
as Lender

PROPERTY: Sofitel Chicago Water Tower, 20 East Chestnut Street, Chicago, Illinois

i

v

		Page
Section 10.20	Prior Agreements	112
Section 10.21	Servicer	112
Section 10.22	Joint and Several Liability	112
Section 10.23	Creation of Security Interest	112
Section 10.25	Assignments and Participations	113
Section 10.26	Counterparts	113
Section 10.27	Set-Off	113

Schedules and Exhibits

Schedules:

Schedule I     -    Intentionally Omitted
Schedule II    -    Intentionally Omitted
Schedule III     -    Organization of Borrower
Schedule IV    -    Exceptions to Representations and Warranties
Schedule V    -     Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI    -    Intellectual Property/Websites

Exhibits:

Exhibit A    -     Legal Description
Exhibit B    -     Secondary Market Transaction Information

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of February 24, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), ASHFORD CHICAGO LP, a Delaware limited partnership, having an address at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (together with its permitted successors and assigns, collectively, “Borrower”) and ASHFORD TRS CHICAGO II LLC, a Delaware limited liability company, having an address at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (together with its permitted successors and assigns, collectively, “Operating Lessee”).
All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.
W I T N E S S E T H :
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
Article 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Specific Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Accor” shall mean Accor Business and Leisure Management LLC, a Delaware limited liability company.
“Accor Management Agreement” that certain Management Agreement dated as of March 30, 2006 between Operating Lessee (as successor-in-interest to Chestnut LeaseCo, LLC) and Accor, as amended by that certain First Amendment to Management Agreement dated as of February, 2009, and that certain Second Amendment to Management Agreement and Settlement Agreement dated as of September 24, 2010, as the same may be amended or otherwise modified from time to time, in accordance with Section 4.14 hereof.
“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.

61869704.docx

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person.
“AHA” shall mean Ashford Hospitality Advisors LLC, a Delaware limited liability company.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean five percent (5%) of the original Outstanding Principal Balance.
“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s or Operating Lessee’s good faith estimate of anticipated Operating Income, Operating Expenses, FF&E Expenditures and Capital Expenditures for the applicable Fiscal Year.
“Approval Standard” shall mean, with respect to certain consent rights of Lender in the Loan Documents and which consent rights are made expressly subject to the “Approval Standard”, any action by Borrower or Operating Lessee that requires the prior approval of Lender shall, following a Securitization, be subject to the following standards:
(a)    Lender shall not unreasonably withhold, condition or delay its approval;
(b)    Whenever Lender’s approval or consent is required pursuant to the provisions of this Agreement, and such provisions are subject to the “Approval Standard”, Lender’s consent shall be deemed given if:
(i)    the first correspondence from Borrower or Operating Lessee to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen(14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO ASHFORD CHICAGO LP. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required by such Section, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and
(ii)    if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen(14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY GERMAN AMERICAN CAPITAL CORPORATION TO CHICAGO ASHFORD LP. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR

REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such five (5) Business Day period; and
(c)    no fee shall be charged as a condition for approval, other than reimbursement for actual out-of-pocket costs, including reasonable attorneys’ fees.
“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.
“Approved Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) a long-term unsecured debt rating of “A” or higher by S&P and a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “A1” by Moody’s; and (c) if the counterparty is rated by Fitch, a long-term unsecured debt rating of “A” or higher by Fitch and a short-term unsecured debt rating of not less than “F-1” from Fitch.
“Approved FF&E Expenditures” shall mean the cost of FF&E Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.
“Approved Replacement Guarantor” shall mean a Person that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee” and whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole discretion, for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency and who either Controls Borrower and Operating Lessee (or Transferee Borrower, as applicable) or owns a direct or indirect interest in Borrower and Operating Lessee (or Transferee Borrower, as applicable).
“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower and Operating Lessee, collectively, as assignor, to Lender, as assignee.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower and Operating Lessee, collectively, as assignor, to Lender, as assignee.
“Assignment of Operating Lease” shall mean that certain Subordination and Security Agreement, dated as of the date hereof, by Borrower and Operating Lessee to and for the benefit of Lender.
“Assumed Note Rate” shall mean an interest rate equal to the sum of 1% plus the Spread plus LIBOR as determined on the preceding Interest Determination Date.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Borrower’s Remittance Amount” shall mean, for so long as a Qualified Hotel Manager is Manager, the excess funds actually distributed to Borrower and/or Operating Lessee in accordance with Section 7.10(b) of the Accor Management Agreement (after Accor has paid the amounts described in clauses (i) (operating expenses), (ii) (funding the replacement reserve) and, provided no Event of Default exists, (iv) (incentive management fee) of the Accor Management Agreement all in accordance with the Accor Management Agreement and the Manager SNDA), or the comparable provisions of another Management Agreement with a Qualified Hotel Manager.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.
“Calculation Date” shall mean the last day of each calendar quarter during the Term.
“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.
“Cash Management Agreement” shall mean that certain Deposit Account Agreement of even date herewith among Lender, Borrower, Operating Lessee, and Deposit Bank.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Capital Markets, Inc. and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.
“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Spread Maintenance Premium and Breakage Costs, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Note and, if applicable, the note(s) evidencing any New Mezzanine Loan in such period.
“Debt Yield” shall mean, as of any date, the ratio (expressed as a percentage) calculated by Lender of (i) the Underwritten Net Cash Flow to (ii) the Outstanding Principal Balance as of such date.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.
“Deposit Account” shall mean an Eligible Account at the Deposit Bank.
“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its sole discretion change the Deposit Bank from time to time.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “Baa3” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA“ and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower, Operating Lessee and Guarantor in connection with the Loan for the benefit of Lender.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or the Guarantor, or is treated as a single employer together with Borrower or the Guarantor under Section 414 of the Code or Title IV of ERISA.
“Extension Option” shall mean the First Extension Option, the Second Extension Option, or the Third Extension Option, as applicable.
“Extension Strike Price” shall mean the greater of (a) a rate equal to 1.50% and (b) a rate such that the debt service coverage ratio (which shall be a ratio, as reasonably determined by Lender, in which the numerator is the Underwritten Net Cash Flow and the denominator is the product of (i) the Outstanding Principal Balance as of such date and (ii) an interest rate based on the sum of (A) the Spread and (B) such rate) is equal to at least 1.15:1.00.
“FF&E” shall mean fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on the Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the Uniform System of Accounts for Hotels, current edition).
“FF&E Expenditures” for any period shall mean the amount expended for FF&E Work in, at or to the Property.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.
“Fitch” shall mean Fitch, Inc.
“Franchise Agreement” shall mean any franchise agreement hereafter entered into by Borrower or Operating Lessee, as franchisee, pursuant to which Borrower or Operating Lessee has the right to operate the hotel on the Property under a name and hotel system controlled by the franchisor.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).
“Guarantor” shall mean Ashford Hospitality Prime Limited Partnership, a Delaware limited partnership, or any other Person that now or hereafter guarantees any of Borrower’s and, Operating Lessee’s obligations under any Loan Document.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.
“Hotel Transactions” shall mean, collectively, (i) occupancy arrangements for customary hotel transactions in the ordinary course of Borrower’s business conducted at the hotel located at the Property, including nightly rentals (or licensing) of individual hotel rooms or suites, banquet room use and food and beverage services and (ii) informational or guest services which are terminable on one month’s notice or less without cause and without penalty or premium, including co-marketing, promotional services and outsourced services.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases (other than the Operating Lease) that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower, Operating Lessee or in any Affiliate of Borrower or Operating Lessee, (ii) is not connected with Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee as an officer, employee, promoter, underwriter, trustee, partner, member, manager, director or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower or Operating Lessee and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower or Operating Lessee, which is Independent and reasonably acceptable to Lender. As of the date hereof, Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers, Ernst & Young and KPMG each qualify as an Independent Accountant.
“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Gardere Wynne Sewell LLP in connection with the Loan.
“Interest Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date that is two (2) Business Days before the Closing Date and (B) with respect to any other Interest Period, the date which is two (2) Business Days prior to the fifteenth (15th) day of each calendar month; provided, however, that at the option of Lender in connection with a Securitization, an additional Interest Determination Date shall occur two (2) Business Days prior to the date of the Securitization. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.
“Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, plus (b) the Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (ii) for a Prime Loan, the sum of (a) the Prime Rate, plus (b) the Prime Rate Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate).
“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:
(a)    the notional amount of the Interest Rate Cap Agreement shall be equal to the outstanding principal amount of the Loan;
(b)    the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the then current Maturity Date occurs;
(c)    the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(d)    the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Deposit Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;
(e)    the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and
(f)    the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty, and provide for “gross up” payments by the Counterparty for any withholding tax, (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.
“Inventory” shall mean, as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under the Uniform System of Accounts for Hotels, current edition.
“Lease” shall mean any lease (other than the Operating Lease), sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. As used herein, the term “Leases” shall not include Hotel Transactions.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, Operating Lessee or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and

Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Operating Lessee, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.
“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Lender as set forth below:
(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.
(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Lender shall request the principal London office of any four major reference banks in the London interbank market selected by the Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one‑month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Lender shall request any three major banks in New York City selected by the Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.
“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower or Operating Lessee or any SPC Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan in the original principal amount of Eighty Million and No/100 Dollars ($80,000,000.00) made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Assignment of Agreements, the Environmental Indemnity, the Manager SNDA, the Assignment of Operating Lease and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property, as determined by Lender in its sole discretion.
“Low Debt Yield Period” shall commence if, as of any Calculation Date, the Debt Yield is less than 7.05% and shall end if the Property has achieved a Debt Yield of at least 7.25% for two consecutive Calculation Dates, as determined by Lender; provided, however, notwithstanding Section 2.4.5 hereof, Borrower shall have the right to prepay a portion of the principal balance of the Loan (together with any Spread Maintenance Premium applicable thereto and an amount equal to the interest payable pursuant to Section 2.4.5 hereof) in an amount sufficient to reduce the Outstanding Principal Balance by an amount that results in a Debt Yield of 7.25% and upon receipt of such repayment, a Low Debt Yield Period shall be deemed to be cured (or if payment is received prior to the commencement of the subject Low Debt Yield Period, deemed not to have occurred).
“Major Contract” shall mean any contract or agreement which is not (i) entered into in the ordinary course of Borrower’s or Operating Lessee’s business or (ii) on commercially reasonable terms.
“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than 10,000 rentable square feet (ii) contains an option or other preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of a Trigger Period.
“Management Agreement” shall mean the Accor Management Agreement, or any other management agreement entered into by and between Borrower or Operating Lessee and the current Manager or any replacement management agreement entered into by and between Borrower or Operating Lessee and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Accor, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.
“Manager SNDA” that certain Hotel Assignment, Consent and Recognition Agreement dated as of the date hereof, by and among, Borrower, Operating Lessee, Lender and Accor.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property or the use or value thereof, (ii) the business, profits, operations, condition (financial) or ownership of Borrower, Operating Lessee, any SPC Party, Guarantor or the Property (or, with respect to the Property, its physical condition), (iii) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents or (iv) the ability of Borrower, Operating Lessee or Guarantor to perform its respective material obligations under the Loan Documents to which it is a party.
“Material Alteration” shall mean any alteration affecting structural elements of the Property the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (ii) any work performed pursuant to a PIP or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.
“Maturity Date” shall mean the Stated Maturity Date, provided that (a) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, (b) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date, and (c) in the event of the exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Mezzanine Loan Liens” shall mean the Liens in favor of the holder of any New Mezzanine Loan.
“Mezzanine Trigger Period” shall commence upon the occurrence of an Event of Default under the New Mezzanine Loan; and shall end if the Event of Default commencing the Mezzanine Trigger Period has been cured and such cure has been accepted by New Mezzanine Loan Lender (and no other Event of Default is then continuing). For purposes of this definition, “Event of Default” has the meaning ascribed to such term in the New Mezzanine Loan Documents.
“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be April 9, 2014.
“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower and Operating Lessee as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“New Mezzanine Loan Documents” shall mean any and all documents, agreements and instruments evidencing, securing or delivered to New Mezzanine Loan Lender in connection with the New Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“New Mezzanine Loan Lender” shall mean the lender under any New Mezzanine Loan.
“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
“Obligations” shall mean, collectively, Borrower’s and Operating Lessee’s obligations for the payment of the Debt and the performance of the Other Obligations.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or Operating Lessee, as applicable, which is signed by an authorized senior officer of Borrower or Operating Lessee, as applicable, or an SPC Party.
“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower and/or Operating Lessee during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP, and the Uniform System of Accounts for Hotels, current edition. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Lender in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the greater of three percent (3%) of Operating Income and the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums and (xiii) all underwritten reserves required by Lender hereunder (without duplication). Operating Expenses shall also include all franchise fees and expenses incurred in connection with any Franchise Agreement. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.
“Operating Income” shall mean, for any period, all income of Borrower and/or Operating Lessee during such period from the use, ownership or operation of the Property, including:
(a)    all amounts payable to Borrower and/or Operating Lessee by any Person as Rent and other amounts under Leases or other agreements relating to the Property;
(b)    business interruption insurance proceeds allocable to the applicable reporting period; and
(c)    all other amounts which in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, are included in Borrower’s and/or Operating Lessee’s annual financial statements as operating income attributable to the Property.
Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken occupancy or in which the actual payment of rent is required to commence thereunder, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower or Operating Lessee as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(6)” of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, (f) any Lease termination payments and (g) any Rents paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action. Operating Income shall be calculated on the accrual basis of accounting and, except to the extent otherwise provided in this definition, in accordance with GAAP and the Uniform System of Accounts for Hotels, current edition.
“Operating Lease” that certain Lease Agreement, dated as of the date hereof, between Borrower and Operating Lessee, as the same may be amended, restated, extended, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Obligations” shall mean (a) the performance of all obligations of Borrower and Operating Lessee contained herein; (b) the performance of each obligation of Borrower and Operating Lessee contained in any other Loan Document; and (c) the performance of each obligation of Borrower and Operating Lessee contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.
“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) the Mezzanine Loan Liens, (iii) all encumbrances and other matters disclosed in the Title Insurance Policy and survey of the Property delivered to Lender in connection with the origination of the Loan, (iv) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (v) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower or Operating Lessee first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3, (vi) Liens constituting Permitted Transfers, (vii) Permitted Equipment Financing, (viii) the Management Agreement (subject to the Manager SNDA), any Franchise Agreement entered into in accordance with this Agreement (subject to the terms of the comfort letter delivered to Lender in connection with such Franchise Agreement), Operating Lease (subject to the Assignment of Operating Lease) and Leases permitted by the terms of this Agreement, (ix) rights of existing and future Tenants, licensees and concessionaires pursuant to Leases in effect as of the Closing Date (if any) or entered into after the date hereof in accordance with the terms hereof, (ix) easements, licenses, declarations, covenants, conditions, restrictions, servitudes and other encumbrances (and amendments, modifications and terminations thereto and thereof made in accordance with the terms hereof) undertaken in the ordinary course of business for traffic circulation, ingress, egress, parking, recess, utilities and other similar purposes, which would not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, and (x) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Physical Conditions Report” shall mean that certain Property Condition Report, prepared by Partner, as Partner Project No. 13-113630.1 and dated as of January 9, 2014.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice. A Prepayment Notice may be revoked in writing or may be postponed in writing to a new Business Day at any time prior to the second (2nd) Business Day prior to the proposed prepayment date, and if not so revoked or postponed prior to such second (2nd) Business Day, such Prepayment Notice shall become irrevocable. If revoked (as opposed to postponed), any new Prepayment Notice shall comply with the timeframes set forth above. Borrower shall pay to Lender any Breakage Costs and all out-of-pocket costs and expenses (if any) incurred by Lender in connection with Borrower’s permitted revocation or postponement of any Prepayment Notice.
“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender will select a comparable interest rate index.
“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
“Prime Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of (i) LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus (ii) the Spread, minus (b) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.
“Property” shall mean the parcel of real property described on Exhibit A attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower or Operating Lessee and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.
“Qualified Ashford Managed REIT” shall mean a Person satisfying each of the following: (i) such Person is a publicly-traded real estate investment trust, the publicly-offered equity interests of which are listed and traded on the New York Stock Exchange, the NASDAQ Global Market or other nationally recognized stock exchange or automated quotation system, (ii) such Person and Qualified Ashford REIT Manager are parties to a management and advisory agreement, pursuant to which such Person has engaged Qualified Ashford REIT Manager, and Qualified Ashford REIT Manager has agreed, to manage the day-to-day operations of such Person, including the management of any subsidiaries that are Controlled by such Person and (iii) such Person is a Qualified Transferee. At any time that a Qualified Ashford Managed REIT Controls Borrower, Operating Lessee and any SPC Party, it shall be deemed to be a change of Control of Borrower, Operating Lessee and each such SPC Party if Qualified Ashford REIT Manager no longer manages the day-to-day operations of such Qualified Ashford Managed REIT pursuant to the agreement described in clause (ii) above.
“Qualified Ashford REIT Manager” shall mean AHA for so long as either of the following conditions continues to be satisfied: (a) AHA is Controlled by Ashford Hospitality Limited Partnership; or (b) (i) AHA becomes a publicly-traded company, the publicly-offered equity interests of which are listed and traded on the New York Stock Exchange, the NASDAQ Global Market or other nationally recognized stock exchange or automated quotation system, and (ii) at the time AHA becomes a publicly-traded company, the executive management team that then manages REIT is employed, appointed or otherwise engaged as the executive management team of AHA.
“Qualified Franchisor” shall mean a Qualified Hotel Manager; provided that, in each case, such hotel franchisor has not become insolvent or a debtor in any bankruptcy or insolvency proceeding, nor has there occurred any other material adverse change in the financial condition, operations or business of such hotel franchisor after the Closing Date which Lender reasonably determines is reasonably likely to impact such franchisor’s ability to perform as franchisor of the Property at a level at or above the franchise standards in place at the Property on the Closing Date.
“Qualified Hotel Manager” shall mean (i) Accor or (ii) an equivalent or better brand of hotel (as compared to the Sofitel operating at the Property as of the Closing Date) of Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels & Resorts, Marriot International, Inc. and Hilton Hotels & Resorts.
“Qualified Manager” shall mean (i) any Qualified Franchisor (or an Affiliate of such Qualified Franchisor that is regularly engaged in managing hotels), (ii) Remington or (iii) the Manager as of the Closing Date.
“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in Borrower or Operating Lessee as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to Lender.
“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“REIT” shall mean Ashford Hospitality Prime, Inc., a Maryland corporation.
“Related Loan” shall mean a loan to an Affiliate of Borrower, Operating Lessee or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
“Remington” shall mean Remington Lodging & Hospitality, LLC, a Delaware limited liability company and/or its Affiliates.
“Rents” shall mean all rents, rent equivalents, revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Operating Lessee, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Operating Lessee, Manager or any of their respective agents or employees and all other items of revenue, receipts or other income as indentified in the Uniform System of Accounts, current edition, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.
“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.
“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.6 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection to an extension of the Maturity Date pursuant to Section 2.7, the date required in

Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.
“Replacement Reserve” shall have the meaning set forth in the Accor Management Agreement.
“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the FF&E Reserve Funds (if any), the PIP Funds (if any) and the Cash Collateral Funds.
“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on Rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis, to (b) an amount equal to the greater of the Strike Price or LIBOR as determined on the preceding Interest Determination Date.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.
“Spread” shall mean 230 basis points (2.30%) per annum; provided, however, in the event that Borrower elects to exercise the Third Extension Option in accordance with Section 2.7 hereof, the “Spread” shall mean 255 basis points (2.55%) per annum commencing on the day immediately following the Second Extended Maturity Date and continuing thereafter for the remainder of the Term.
“Spread Maintenance Date” the 18th Monthly Payment Date after the closing of the Loan.
“Spread Maintenance Premium” with respect to any payment or prepayment of principal (or acceleration of the Loan) before the Spread Maintenance Date, an amount equal to the product of the following: (A) the amount of the Loan, multiplied by (B) the Spread, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of months difference between the eighteenth (18th) Monthly Payment Date and the date such prepayment occurs (or the next succeeding Monthly Payment Date through which interest has been paid by Borrower) and a denominator equal to twelve (12).
“State” shall mean Illinois.
“Stated Maturity Date” shall mean March 9, 2016, as the same may be extended pursuant to Section 2.7 hereof.
“Strike Price” shall mean 1.50% per annum.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower and Operating Lessee pursuant to the Loan Documents.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.
“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2002 or any extension, renewal or replacement thereof.
“Trigger Period” shall commence upon the occurrence of (i) an Event of Default, (ii) the commencement of a Low Debt Yield Period or (iii) the commencement of a Mezzanine Trigger Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Yield Period has ended pursuant to the definition thereof or (C) with respect to a Trigger Period continuing due to clause (iii), the Mezzanine Trigger Period has ended pursuant to the definition thereof.
“Trustee” shall mean any trustee holding the Loan in a Securitization.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or such other date for which Underwritten Net Cash Flow is determined) the excess of: (a) the sum of: (i) actual Rents received by Borrower for the twelve (12) months preceding such calculation; over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Lender’s determination of: (i) subtraction of an imputed capital improvement/FF&E requirement amount equal to 4.00% of Rents per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve); (ii) exclusion of (X) amounts representing non-recurring items and (Y) other than with respect to Hotel Transactions, amounts received from Tenants not currently in occupancy and paying full, unabated rent, from Tenants affiliated with Borrower or Guarantor, from Tenants in default or in bankruptcy and from Tenants under month-to-month Leases or Leases where the term is about to expire; and (iii) such other adjustments deemed necessary by Lender based upon Lender’s reasonable underwriting criteria and Lender’s reasonable determination of Rating Agency underwriting and evaluation criteria. Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.
“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.
Section 1.2    Index of Other Definitions. the following terms are defined in the sections or Loan Documents as indicated below:
“Accounts” - 6.1
“Act” - Schedule V
“Acceptable Blanket Policy” - 5.1.1(g)
“Agreement” - Introductory Paragraph
“Applicable Taxes” - 10.24
“Approved Annual Budget” - 4.9.5
“Available Cash” - 6.12.1
“Borrower” - Introductory Paragraph
“Borrower’s Recourse Liabilities” - 10.1
“Breakage Costs” - 2.2.5
“Broker” - 10.19
“Cash Collateral Account” - 6.11
“Cash Collateral Funds” - 6.11
“Cash Management Accounts” - 6.13
“Casualty” - 5.2
“Casualty and Condemnation Account” - 6.10
“Casualty and Condemnation Funds” - 6.10
“Casualty Consultant” - 5.4(b)(iii)
“Casualty Retainage” - 5.4(b)(iv)
“Cause” - Schedule V
“Committee” - Schedule V
“Condemnation Proceeds” - 5.4(b)

“Counterparty Opinion” - 2.6.3
“Debt Service Account” - Cash Management Agreement
“Disclosure Document” - 9.2(a)
“Easements” - 3.1.11
“Embargoed Person” - 4.32(c)
“Endorsement” - 7.1(b)(xiii)
“Equipment” - Mortgage
“ERISA” - 4.31
“Event of Default” - 8.1
“Exchange Act” - 9.2(a)
“Exchange Act Filing” - 9.1(d)
“FF&E Reserve Account” - 6.9.1
“FF&E Reserve Funds” - 6.9.1
“FF&E Work” - 6.9.1
“First Extended Maturity Date” - 2.7.1
“First Extension Notice” - 2.7.1
“First Extension Option” - 2.7.1
“Government Lists” - 4.32(b)
“Improvements” - Mortgage
“Increased Costs” - 2.9.1
“Indemnified Liabilities” - 4.30
“Independent Director” - Schedule V
“Independent Manager” - Schedule V
“Initial Interest Period” - 2.3.1
“Insurance Account” - 6.4.1
“Insurance Funds” - 6.4.1
“Insurance Premiums” - 5.1.1(c)
“Insurance Proceeds” - 5.4(b)
“Intellectual Property” - 3.1.33
“Interest Period” - 2.3.2
“Interest Shortfall” - 2.4.5
“Lender” - Introductory Paragraph
“Lender Group” - 9.2(b)
“Liabilities” - 9.2(b)
“Licenses” - 3.1.9
“Manager ROFO Shortfall” - 5.4(g)
“Mortgage Transfer” - 10.1
“Mezzanine Transfer” - 10.1
“Nationally Recognized Service Company” - Schedule V
“Net Proceeds” - 5.4(b)
“Net Proceeds Deficiency” - 5.4(b)(vi)
“New Mezzanine Loan” - 9.3.2
“New Mezzanine Loan Borrower” - 9.3.2
“Note” - 2.1.3
“Notice” - 10.6
“OFAC” - 4.32(b)

“Other Required Records” - 4.9.7
“Other Taxes” - 2.9.3
“Patriot Act Offense” - 4.32(b)
“Permitted Equipment Financing” - 4.21
“Permitted Indebtedness” - 4.21
“Permitted Investments” - Cash Management Agreement
“Permitted Transfer” - 7.2
“PIP” - 4.34
“PIP Costs” - 4.34
“PIP Funds” - 4.34
“PIP Guaranty Amount” - 4.34
“PIP Reserve Account” - 6.5.1
“PML” - 5.1.2(b)
“Policies” - 5.1.1(b)
“Qualified Carrier” - 5.1.1(a)(ix)
“Quarterly and/or Annual Required Records” - 4.9.7
“Rate Cap Collateral” - 2.6.2
“Required Records” - 4.9.7
“Review Waiver” - 10.3(b)
“Second Extended Maturity Date” - 2.7.1
“Second Extension Notice” - 2.7.1
“Second Extension Option” - 2.7.1
“Secondary Market Transaction” - 9.1(a)
“Securities” - 9.1(a)
“Securities Act - 9.2(a)
“Securitization” - 9.1(a)
“Servicer” - 10.21
“Servicing Agreement” - 10.21
“Sole Member” - Schedule V
“SPC Party” - Schedule V
“Special Member” - Schedule V
“Special Purpose Bankruptcy Remote Entity” - Schedule V
“Springing Recourse Event” - 10.1
“Succeeding Interest Period” - 2.4.5
“Tax Account” - 6.3.1
“Tax Funds” - 6.3.1
“Terrorism Premium Cap” - 5.1.1(a)(ix)
“Third Extended Maturity Date” - 2.7.1
“Third Extension Notice” - 2.7.1
“Third Extension Option” - 2.7.1
“Transfer” - 4.2
“Transfer and Assumption” - 7.1(a)
“Transferee Borrower” - 7.1(a)
“Underwriter Group” - 9.2(b)
“Updated Information” - 9.1(b)(i)

Section 1.3    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2

THE LOAN
Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of Eighty Million and No/100 Dollars ($80,000,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (i) acquire the Property and/or pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate.
Section 2.2    Interest Rate.
2.2.1    Interest Rate.
(a)    Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.
(b)    Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank

Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.
(c)    If, pursuant to the terms hereof, the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a LIBOR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Prime Rate Loan to a LIBOR Loan.
(d)    If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period, or upon such earlier date as may required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
2.2.2    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.
2.2.3    Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period in which such Monthly Payment Date occurs.
2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.5    Breakage Indemnity. Borrower shall indemnify Lender against any loss or expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Monthly Payment Date and (ii) any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”). Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.5, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.5 are in addition to Borrower’s obligations to pay any Spread Maintenance Premium applicable to a payment or prepayment of the Loan.
Section 2.3    Loan Payments.
2.3.1    Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the date hereof through and including March 14, 2014 (the “Initial Interest Period”).  On April 9, 2014 and each Monthly Payment Date thereafter during the Term, Borrower shall pay interest on the unpaid Outstanding Principal Balance accruing through the last day of the Interest Period in which such Monthly Payment Date occurs. Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.
2.3.2    Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the fifteenth (15th) calendar day of a calendar month and end on (and including) the fourteenth (14th) calendar day of the following calendar month; provided, that in the event that the Lender elects to reset LIBOR as provided in the definition of the term “Interest Determination Date” (i) the Interest Period then in effect shall end on (and include) the calendar day prior to the Securitization Date and (ii) a new Interest Period shall commence on the Securitization Date and shall end on (and include) the next fourteenth (14th) day of a calendar month to occur. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly

Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period and the Interest Determination Date accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.4    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.
2.3.5    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(b)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
(c)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.4    Prepayments.
2.4.1    Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.
2.4.2    Voluntary Prepayments.
Borrower shall have the right, only on a Business Day, to prepay the Outstanding Principal Balance in whole, but not in part (unless such prepayment is a partial prepayment to prevent or cure a Low Debt Yield Period in accordance with this Agreement), upon satisfaction of the following conditions:

(a)    Borrower shall deliver to Lender a Prepayment Notice; and
(b)    Borrower shall comply with the provisions set forth in Section 2.4.5; provided that if such prepayment is made on or after the Spread Maintenance Date, such prepayment shall be without any prepayment penalties set forth in clause (iv) of Section 2.4.5(a).
2.4.3    Mandatory Prepayments.
(a)    If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to any other amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Spread Maintenance Premium or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any partial principal prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan.
(b)    If (i) Lender applies Net Proceeds against the Debt pursuant to this Section 2.4.3, (ii) the amount of Net Proceeds so applied is greater than or equal to fifty percent (50%) of the Outstanding Principal Balance and (iii) no Event of Default then exists, then Borrower shall have the right to prepay all remaining Debt, with no Spread Maintenance Premium or any other prepayment premium, penalty or fee due in connection therewith, so long as (A) Borrower delivers to Lender a Prepayment Notice no later than thirty (30) days after Lender’s application of Net Proceeds, and (B) Borrower actually repays all remaining Debt no later than ninety (90) days after Lender’s application of Net Proceeds. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date. If Borrower fails to satisfy the conditions in clauses (A) and/or (B) above, then with respect to the subject Casualty or Condemnation, Borrower shall have no further right to prepay the Loan in connection with Lender’s application of such Net Proceeds, except for prepayments elsewhere expressly permitted under this Agreement. If Borrower has notified Lender of its intent to prepay the Debt pursuant to the foregoing, and Borrower does in fact prepay the Debt within said ninety (90) days, then Borrower’s failure to restore the Property during the intervening period between notice of prepayment and prepayment shall not constitute a Default or Event of Default hereunder.

2.4.4    Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid;, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii), (iv) an amount equal to the Spread Maintenance Premium (if made before the Spread Maintenance Date).
2.4.5    Prepayment/Repayment Conditions.
(a)    On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement (including a prepayment to prevent or cure a Low Debt Yield Period in accordance with this Agreement), which date must be a Business Day, Borrower shall pay to Lender:
(i)    all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;
(ii)     if such prepayment is made during the period from and including the first day after a Monthly Payment Date through and including the last day of the Interest Period in which such prepayment occurs, all interest on the principal amount being prepaid which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”); provided, however, if such prepayment is made pursuant to Section 2.4.3 hereof, then such payment shall be retained by Lender to be applied by Lender (in the same manner as repayments under Section 2.4.3 hereof) on the first day of the next succeeding Interest Period;
(iii)    Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii);
(iv)    the Spread Maintenance Premium applicable thereto (if such prepayment occurs prior to the Spread Maintenance Date); and
(v)    all other sums, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents.
(b)    If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period, (i) if the Interest Rate for such Succeeding Interest Period is less than the Assumed Note Rate,

Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid, calculated at a rate equal to the difference between the Assumed Note Rate and the Interest Rate for such Interest Period, or (ii) if the Interest Rate is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Lender the amount of such additional Interest Shortfall calculated at a rate equal to the by which Interest Rate exceeds the Assumed Note Rate.
(c)    Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Mortgage as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses).
Section 2.5    Release of Property. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage and cause the trustee under the Mortgage to reconvey the Property to Borrower. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.
Section 2.6    Interest Rate Cap Agreement.
2.6.1    Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement (with a confirmation of such transaction and opinion delivered in the ordinary course of business of such Counterparty; provided that Borrower shall use commercially reasonable efforts to cause such delivery to be made within five (5) Business Days after the Closing Date), which shall be have a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate no greater than the Strike Price.
2.6.2    Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Lender as collateral and hereby grants to Lender a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.
2.6.3    Covenants.
(d)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Deposit Account pursuant to Section 6.1. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.
(e)    Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.
(f)    In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, unless the Counterparty shall have posted collateral on terms acceptable to each Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded below BBB+ by S&P or Fitch (or, if such counterparty was an approved counterparty based on its short-term rating by S&P or Fitch, below “A-2” by S&P or “F-2” by Fitch) or below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.
(g)    In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.
(h)    Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.
(i)    Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 2.6.3 (f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.
(j)    In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part (unless otherwise expressly acceptable to Lender in Lender’s sole discretion), that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
2.6.4    Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 2.6.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.
2.6.5    Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:
(a)    The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)    The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.
(c)    The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.
(d)    Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.
(e)    Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.
2.6.6    Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Deposit Account.
2.6.7    Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:
(a)    Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.
(b)    Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.
(c)    Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.
(d)    Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.
(e)    Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.
(f)    Lender may exercise all of the rights and remedies of a secured party under the UCC.
(g)    Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.
2.6.8    Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.
2.6.9    Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.
2.6.10    Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.
2.6.11    Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7 hereof, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.
Section 2.7    Extension Options.
2.7.1    Extension Options. Subject to the provisions of this Section 2.7, Borrower shall have the option (the “First Extension Option”), by irrevocable written notice (the “First Extension Notice”) delivered to Lender no later than thirty (30) days prior to the Stated Maturity Date, to extend the Maturity Date to March 9, 2017 (the “First Extended Maturity Date”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by irrevocable written notice (the “Second Extension Notice”) delivered to Lender no later than thirty (30) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to March 9, 2018 (the “Second Extended Maturity Date”). In the event Borrower shall have exercised the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by irrevocable written notice (the “Third Extension Notice”) delivered to Lender no later than thirty (30) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to March 9, 2019 (the “Third Extended Maturity Date”). Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a)    (i) no Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice, the Second Extension Notice or the Third Extension Notice, as applicable, and (ii) no Default or Event of Default shall have occurred and be continuing on the Stated Maturity Date, the First Extended Maturity Date and the Second Extended Maturity Date, as applicable;
(b)    Borrower shall (i) obtain and deliver to Lender not later than one (1) Business Day prior to the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements (with confirmations of such transactions delivered in the ordinary course of business of such Counterparty; provided that Borrower shall use commercially reasonable efforts to cause such delivery to be made within five (5) Business Days after the Stated Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable) from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement(s) shall (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs, (B) have a strike rate equal to the Extension Strike Price, and (C) be otherwise on same terms set forth in Section 2.6 and (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement;
(c)    Borrower shall deliver a Counterparty Opinion with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment in the ordinary course of business of such Counterparty; provided that Borrower shall use commercially reasonable efforts to cause such delivery to be made within five (5) Business Days after the Stated Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable;
(d)    All amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, and all outstanding costs and expenses of Lender, including reasonable fees and expenses of Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full; and
(e)    if a New Mezzanine Loan is then outstanding, such borrower under the New Mezzanine Loan shall have (i) timely exercised the extension option to extend the New Mezzanine Loan, and (ii) been entitled pursuant to the terms of the New Mezzanine Loan Documents to exercise such extension option and (iii) paid any extension fee required pursuant to the terms of the mezzanine note.
If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Stated Maturity Date hereunder.
2.7.2    Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.7, Borrower shall, if requested by Lender, execute and deliver an amendment of and/or restatement of the Note and shall, if requested by Lender, enter into such amendments to the related Loan Documents as may be necessary or appropriate to evidence the extension of the Maturity Date as provided in this Section 2.7, in such form as may be reasonably approved by Borrower; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Lender with respect to the extension of the Maturity Date.
Section 2.8    Spread Maintenance Premium.
2.8.1    Spread Maintenance Premium. Upon any repayment or prepayment of the Loan (including in connection with an acceleration of the Loan) made prior to the Spread Maintenance Date, Borrower shall pay to Lender on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.
Section 2.9    Regulatory Change; Taxes.
2.9.1    Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.6.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
2.9.2    Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
2.9.3    Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
Section 3.1    Borrower Representations. Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:
3.1.6    Organization; Special Purpose. Each of Borrower, Operating Lessee and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each of Borrower, Operating Lessee and each SPC Party is a Special Purpose Bankruptcy Remote Entity.
3.1.7    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each of Borrower and Operating Lessee, as applicable, and constitute a legal, valid and binding obligation of Borrower and Operating Lessee, enforceable against Borrower and Operating Lessee in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee, any SPC Party or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower, Operating Lessee, any SPC Party or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.8    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and Operating Lessee, as applicable, and the performance of their respective Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower or Operating Lessee is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s or Operating Lessee’s organizational documents or any agreement or instrument to which Borrower or Operating Lessee is a party or by which it is bound, or any order or decree applicable to Borrower or Operating Lessee, or result in the creation or imposition of any Lien on any of Borrower’s or Operating Lessee’s assets or property (other than pursuant to the Loan Documents).
3.1.9    Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s actual knowledge, threatened against Borrower, Operating Lessee, any SPC Party, Guarantor or the Property in any court or by or before any other Governmental Authority which, if adversely determined, is reasonably likely to have a Material Adverse Effect.
3.1.10    Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Operating Lessee or the Property, or Borrower’s or Operating Lessee’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Operating Lessee is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default in any way that would have a Material Adverse Effect on the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.
3.1.11    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower or Operating Lessee of, or compliance by Borrower or Operating Lessee with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower and Operating Lessee.
3.1.12    Property; Title.
(a)    Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property, and Borrower and/or Operating Lessee have good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s and Operating Lessee’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, have a Material Adverse Effect.
(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.
(c)    The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
(d)    No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(e)    To Borrower’s actual knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
3.1.13    ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower, Guarantor and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
3.1.14    Compliance. To Borrower’s actual knowledge, Borrower, Operating Lessee and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. Neither Borrower nor Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Operating Lessee has committed any act which may give any Governmental Authority the right to cause Borrower or Operating Lessee to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s or Operating Lessee’s Obligations under any of the Loan Documents. The Property is used exclusively as a hotel and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the actual knowledge of Borrower, threatened with respect to the zoning of the

Property. To Borrower’s actual knowledge, neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. To Borrower’s actual knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower or Operating Lessee for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and, to Borrower’s actual knowledge, all other restrictions, covenants and conditions affecting the Property.
3.1.15    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Neither Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Operating Lessee and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Operating Lessee or the Property from that set forth in said financial statements.
3.1.16    Easements; Utilities and Public Access. To Borrower’s actual knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
3.1.17    Assignment of Leases; Assignment of Operating Lease. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower and Operating Lessee to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. The Assignment of Operating Lease creates a valid assignment of, or a valid security interest in, certain rights under the Operating Lease, subject only to a license granted to Borrower and Operating Lessee to exercise certain rights and to perform certain obligations of the lessor and lessee under the Operating Lease, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or the Operating Lease or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.18    Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims are currently outstanding under any of the Policies, and no Person, including Borrower and Operating Lessee, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.19    Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.
3.1.20    Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s actual knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower nor Operating Lessee has received written notice from any insurance company or bonding company of any uncured defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.
3.1.21    Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.
3.1.22    No Leases; Operating Lease. The Property is not subject to any Leases. Borrower is the owner and lessor of landlord’s interest in the Operating Lease. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Operating Lease. The Operating Lease in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Operating Lease delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date.
3.1.23    Tax Filings. To the extent required, each of Borrower and Operating Lessee has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower or Operating Lessee. Borrower’s and Operating Lessee’s tax returns (if any) properly reflect the income and taxes of Borrower and Operating Lessee for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
3.1.24    No Fraudulent Transfer. Each of Borrower and Operating Lessee (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and Operating Lessee’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and Operating Lessee’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s and Operating Lessee’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s and Operating Lessee’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor Operating Lessee intends to, and neither believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and Operating Lessee and the amounts to be payable on or in respect of the obligations of Borrower and Operating Lessee). No petition in bankruptcy has been filed against Borrower, Operating Lessee or any constituent Person of Borrower or Operating Lessee, and neither Borrower, Operating Lessee nor any constituent Person of Borrower or Operating Lessee has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Operating Lessee nor any of their constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Operating Lessee’s assets or properties, and neither Borrower nor Operating Lessee has any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
3.1.25    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.26    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower, Operating Lessee and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III (and holders of publicly traded shares in REIT) have any direct or indirect ownership interest in Borrower or Operating Lessee of ten percent (10%) or more, and no Person other than those Persons shown on Schedule III have any direct or indirect right of control over Borrower or Operating Lessee.
3.1.27    Organizational Status. Borrower’s exact legal name is: Ashford Chicago LP and Operating Lessee’s exact legal name is Ashford TRS Chicago II LLC. Borrower is of the following organizational type (e.g., corporation, limited liability company): limited partnership, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is

46-4615041 and Borrower’s Delaware Organizational I.D. number is 5473243. Operating Lessee is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Operating Lessee is organized is: Delaware. Operating Lessee’s Tax I.D. number is 46-4741465 and Operating Lessee’s Delaware Organizational I.D. number is 5314759.
3.1.28    Bank Holding Company. Neither Borrower nor Operating Lessee is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.29    No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
3.1.30    Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.
3.1.31    FIRPTA. Neither Borrower nor Operating Lessee is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
3.1.32    Investment Company Act. Neither Borrower nor Operating Lessee is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.33    Fiscal Year. Each fiscal year of each of Borrower and Operating Lessee commences on January 1.
3.1.34    Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
3.1.35    Contracts.
(a)    Neither Borrower nor Operating Lessee has entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.
(b)    Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower or Operating Lessee thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Operating Lessee Manager or any other Person acting on Borrower’s or Operating Lessee’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)    Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)    No Major Contract has as a party an Affiliate of Borrower or Operating Lessee. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.
3.1.36    Full and Accurate Disclosure. To Borrower’s actual knowledge, no statement of fact made by Borrower or Operating Lessee in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Operating Lessee which has not been disclosed to Lender which has a Material Adverse Effect, nor as far as Borrower or Operating Lessee can foresee, is reasonably likely to have a Material Adverse Effect.
3.1.37    Other Obligations and Liabilities. Neither Borrower nor Operating Lessee has liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
3.1.38    Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower, Operating Lessee nor any Affiliate of either of them (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property with respect to the Property or the use or operations thereof (collectively, “Intellectual Property”) or (ii) is the registered holder of any website with respect to the Property (other than Tenant websites, Manager/Franchisor websites or websites operated for third party reservation or similar purposes). For avoidance of doubt, Intellectual Property shall not include any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property of any Manager or Franchisor not affiliated with Borrower or Operating Tenant.
3.1.39    Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower or Operating Lessee nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to Borrower’s actual knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.
3.1.40    Franchise Agreement. The hotel located on the Property is not the subject of a Franchise Agreement with any franchisor.
3.1.41    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
3.1.42    Inquiry for Actual Knowledge. Wherever in this Article III, a representation or warranty is qualified to Borrower’s knowledge or Borrower’s actual knowledge, Borrower represents and warrants to Lender that Borrower has consulted with the general manager, or, if the general manager cannot reasonably be expected to have such knowledge, the employee or other agent of Borrower that is knowledgeable of the subject matter covered by such representation or warranty regarding the accuracy of such representation or warranty.
Section 3.2    Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 4

BORROWER COVENANTS
Until the end of the Term, Borrower hereby covenants and agrees with Lender that:
Section 4.1    Payment and Performance of Obligations. Each of Borrower and Operating Lessee shall pay and otherwise perform its respective Obligations in accordance with the terms of this Agreement and the other Loan Documents.
Section 4.2    Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower, Operating Lessee and their respective stockholders, general partners and members, as applicable, and principals of Borrower and Operating Lessee in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower or Operating Lessee default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7 and Section 5.3, neither Borrower, nor Operating Lessee, nor SPC Party nor any other Person having a direct or indirect ownership or beneficial interest in Borrower, Operating Lessee or SPC Party shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, Operating Lessee or any SPC Party, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower or Operating Lessee agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Lessee (other than the Operating Lease) for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower, Operating Lessee, Guarantor or any general partner, managing member or controlling shareholder of Borrower, Operating Lessee or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Borrower, Operating Lessee, SPC Party, any Guarantor or any general partner, managing member or controlling shareholder of Borrower, Operating Lessee, SPC Party, or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower, Operating Lessee or any SPC Party.
Section 4.3    Liens. Neither Borrower nor Operating Lessee shall create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower, Operating Lessee or any SPC Party or any portion of the Property, except for the Permitted Encumbrances. After prior notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, if requested by Lender, Borrower or Operating Lessee shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Property, and (viii) Borrower or Operating Lessee shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 4.4    Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower, Operating Lessee and each SPC Party shall at all times be a Special Purpose Bankruptcy Remote Entity. Neither Borrower, Operating Lessee nor any SPC Party shall directly or indirectly make any change, amendment or modification to its or such SPC Party’s organizational documents, or otherwise take any action which could result in Borrower, Operating Lessee or any SPC Party not being a Special Purpose Bankruptcy Remote Entity.
Section 4.5    Existence; Compliance with Legal Requirements. Each of Borrower, Operating Lessee and each SPC Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property and comply in all material respects with all Legal Requirements applicable to it and the Property.
Section 4.6    Taxes and Other Charges. Borrower or Operating Lessee shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the

Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower and Operating Lessee need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Neither Borrower nor Operating Lessee shall permit or suffer, and shall promptly discharge, any Lien or charge against the Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) at the request of Lender, Borrower or Operating Lessee shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Property, and (ix) Borrower and Operating Lessee shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 4.7    Litigation. Borrower or Operating Lessee shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower, Operating Lessee, any SPC Party or Guarantor which is reasonably likely to have a Material Adverse Effect.
Section 4.8    Title to the Property. Borrower and Operating Lessee shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
Section 4.9    Financial Reporting.

4.9.1    Generally. Each of Borrower and Operating Lessee shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time during normal business hours upon reasonable notice (which may be given verbally) to Borrower or Operating Lessee to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After an Event of Default and during the continuance thereof, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
4.9.2    Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver to Lender:
(i)    unaudited financial statements, internally prepared on an accrual basis in accordance with GAAP including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for such quarter and the year to date, a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower for such period and (iii) the Annual Budget for such period and the Fiscal Year, and a summary report detailing monthly occupancy, including average daily rate. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower and Operating Lessee in all material respects, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default and (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, Operating Lessee or the Property in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. In lieu of the financial statements required pursuant to this clause (i), Borrower and/or Operating Lessee may deliver financial statements of Guarantor (provided that Guarantor is then a publicly traded company) to the extent that such Borrower and/or Operating Lessee financial statements are included in a consolidated financial statement of Guarantor; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower, Operating Lessee and the Property from Guarantor.
(ii)    if Leases at the Property (if any) account for greater than five percent (5%) of annual Rents, a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of the Property leased as of the date of such rent roll, the current annual rent for the Property, the expiration date of each Lease and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date.
(iii)    all franchise inspection reports received by Borrower or Operating Lessee during such quarter.
4.9.3    Annual Reports. Borrower shall deliver to Lender:
(i)    Not later than seventy-five (75) days after the end of each Fiscal Year of Borrower’s operations, unaudited financial statements, internally prepared on an accrual basis in accordance with GAAP, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;
(ii)    Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, audited financial statements certified by an Independent Accountant in accordance with GAAP, the Uniform System of Accounts for Hotels, current edition, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;
(iii)    Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of any and all FF&E Work and Capital Expenditures made at the Property during the prior twelve (12) month period; and
(iv)    if there are any Major Leases at the Property, a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal year, showing the percentage of gross leasable area of the Property leased as of the date of such rent roll, the current annual rent for the Property, the expiration date of each Lease and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date.
Notwithstanding anything to the contrary contained in this Section 4.9.3, in lieu of the financial statements required pursuant to this Section 4.9.3, Borrower and/or Operating Lessee may deliver financial statements of REIT (provided that REIT is then a publicly traded company) to the extent that such Borrower and/or Operating Lessee financial statements are included in a consolidated financial statement of REIT; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower, Operating Lessee and the Property from REIT.
4.9.4    Other Reports.
(a)    Borrower or Operating Lessee shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower or Operating Lessee, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget and any inspection reports.
(b)    Borrower and Operating Lessee shall, within ten (10) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.
(c)    Borrower or Operating Lessee shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.
(d)    Borrower or Operating Lessee shall furnish or cause to be furnished to Lender, within thirty (30) days after the end of each calendar month, the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.
4.9.5    Annual Budget. Borrower or Operating Lessee shall submit to Lender by December 1 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing), to the extent that Borrower and/or Operating Lessee has such approval rights under the Management Agreement. Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, none of Borrower, Operating Lessee or Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender (to the extent that Borrower and/or Operating Lessee has such approval rights under the Management Agreement). Notwithstanding the foregoing, Manager shall be permitted to incur and pay Operating Expenses in accordance with the Management Agreement.
4.9.1    Intentionally Omitted.

4.9.2    Breach. If Borrower or Operating Lessee fails to provide to Lender or its designee any of the quarterly and/or annual financial statements, certificates, reports or information (the “Quarterly and/or Annual Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Quarterly and/or Annual Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $1,000 for each Quarterly and/or Annual Required Record that is not delivered; provided, in each case, Lender has given Borrower and Operating Lessee at least fifteen (15) days prior notice of such failure. In addition, thirty (30) days after Borrower’s or Operating Lessee’s failure to deliver any Quarterly and/or Annual Required Records or any of the other financial statements, certificates, reports or information required by this Section 4.9 (the “Other Required Records” together with the Quarterly and/or Annual Required Records, the “Required Records”), Lender shall have the option, after fifteen (15) days notice to Borrower and Operating Lessee and their failure to cure, to gain access to Borrower’s and Operating Lessee’s books and records and prepare or have prepared at Borrower’s or Operating Lessee’s expense, any Required Records not delivered by Borrower or Operating Lessee.
4.9.3    Hotel Accounting. All monthly and other operating statements to be delivered by or on behalf of Borrower or Operating Lessee hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon GAAP and the Uniform System of Accounts for Hotels, current edition.
Section 4.10    Access to Property. Borrower and Operating Lessee shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally). Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases.
Section 4.11    Leases.
4.11.1    Generally. Upon request, Borrower and Operating Lessee shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower or Operating Lessee shall deliver to Lender a copy thereof, together with Borrower’s or Operating Lessee’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.
4.11.2    Approvals.
(e)    Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower or Operating Lessee without Lender’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has a term (together with all extension and renewal options) of less than fifteen (15) years, (iii) unless a subordination, non-

disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, and (iv) is with a Tenant that is creditworthy and does not contain any other terms which would materially adversely affect Lender’s rights under the Loan Documents. All other Leases (including Major Leases) and the Operating Lease and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to the Approval Standard.
(f)    Neither Borrower nor Operating Lessee shall permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower). Lender, at Borrower’s or Operating Lessee’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to Lender.
(g)    Borrower and Operating Lessee shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is done (i) in accordance with the terms of the Lease and (ii) in such a manner such that Borrower and Operating Lessee do not incur material liability as a result of such termination or acceptance of surrender.
4.11.3    Covenants. Borrower and Operating Lessee (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, neither Borrower nor Operating Lessee shall terminate or accept a surrender of any Lease without Lender’s prior approval except as permitted by the express terms of this Agreement; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Major Lease without Lender’s prior consent, which consent shall be subject to the Approval Standard. Upon request, Borrower or Operating Lessee shall furnish Lender with executed copies of all Leases. Borrower or Operating Lessee shall promptly send copies to Lender of all written notices of material default which Borrower or Operating Lessee shall receive under the Leases.
4.11.4    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, and, if prohibited by applicable law, shall not be commingled with any other funds of Borrower or Operating Lessee. During the continuance of an Event of Default, Borrower or Operating Lessee shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrower or Operating Lessee is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower or Operating Lessee shall, upon request, provide Lender with evidence satisfactory to Lender of Borrower’s or Operating Lessee’s compliance with the foregoing.
Section 4.12    Repairs; Maintenance and Compliance; Alterations.
4.12.1    Repairs; Maintenance and Compliance. Borrower and Operating Lessee shall at all times maintain, preserve and protect all franchises and trade names owned by it, and Borrower and Operating Lessee shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower and Operating Lessee shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower or Operating Lessee shall notify Lender in writing within one (1) Business Day after Borrower or Operating Lessee first receives notice of any material non-compliance. Borrower and Operating Lessee shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.
4.12.2    Alterations. Borrower or Operating Lessee may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration and (ii) will not, after taking into account the subject alteration, adversely affect Borrower’s or Operating Lessee’s financial condition or the value or net operating income of the Property. Neither Borrower nor Operating Lessee shall perform any Material Alteration without Lender’s prior written consent not to be unreasonably withheld, conditioned or delayed provided no Event of Default is continuing. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower or Operating Lessee deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s and Operating Lessee’s Obligations under the Loan Documents (and provided that such Material Alteration is included in the then-current Approved Annual Budget, less (A) the amount, if any, then being held in (A) the Replacement Reserve held by Accor and/or (B) any FF&E Reserve Funds and/or (C) PIP Funds that, in each case, are allocable to all or part of such Material Alteration), which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond. Any security delivered under this Section 4.12.2 shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrower or Operating Lessee shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower or Operating Lessee has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower or Operating Lessee has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s and Operating Lessee’s satisfaction of the requirements of the preceding sentence.
Section 4.13    Approval of Major Contracts. Borrower and Operating Lessee shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval may be granted or withheld in Lender’s discretion, such discretion not to be unreasonably withheld, conditioned or delayed.
Section 4.14    Property Management.
4.14.1    Management Agreement. Borrower and Operating Lessee shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower and Operating Lessee to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower or Operating Lessee shall default beyond applicable notice and cure periods under the Management Agreement in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower or Operating Lessee to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower or Operating Lessee from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower or Operating Lessee to be performed or observed.
4.14.2    Prohibition Against Termination or Modification.
(a)    Neither Borrower nor Operating Lessee shall (i) surrender, terminate, cancel, materially and adversely modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement (other than to an Affiliate of Manager), or (iv) waive or release any of its material rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed and with respect to any modifications or amendments to the Management Agreement that do not materially increase Borrower’s or Operating Lessee’s obligations thereunder, such consent shall be subject to the Approval Standard; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower or Operating Lessee delivering a Rating Agency Confirmation from each applicable rating agency as to such new property manager and management agreement.

Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager (or the termination of the prior Management Agreement once the new Management Agreement between Borrower or Operating Lessee and the Qualified Manager has been executed). If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower or Operating Lessee shall, concurrently with such appointment, execute (i) a management agreement in form and substance reasonably acceptable to Lender and provided that Remington is appointed as a new property manager, the Ashford Prime Hotel Master Management Agreement dated as of November 19, 2013, as in effect as of the date hereof and in the form delivered to Lender prior to the Closing Date, is deemed acceptable to Lender (subject to the last sentence of Section 6.1 hereof), and (ii) a subordination of management and non-disturbance agreement in a form reasonably acceptable to Lender.
(b)    Notwithstanding anything to the contrary contained in this Section 4.14.2, in no event shall Borrower or Operating Lessee terminate the Accor Management Agreement pursuant to Section 13 of the Accor Management Agreement in connection with a Casualty or Condemnation without Lender’s express prior consent, which may be granted or withheld by Lender in Lender’s sole discretion.
4.14.3    Replacement of Manager. Lender shall have the right to require Borrower or Operating Lessee to replace the Manager with (x) another Qualified Manager selected by Borrower or Operating Lessee or (y) another property manager chosen by Borrower or Operating Lessee and approved by Lender in its sole and absolute discretion (provided, that such approval may be conditioned upon Borrower or Operating Lessee delivering a Rating Agency Confirmation as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) if at any time Remington (or any other property manager affiliated with Borrower or Guarantor) is the Manager, at any time following the occurrence of an Event of Default, (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.
Section 4.15    Performance by Borrower and Operating Lessee; Compliance with Agreements.
(c)    Borrower and Operating Lessee shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower or Operating Lessee, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or Operating Lessee without the prior consent of Lender.
(d)    Borrower and Operating Lessee shall at all times comply in all material respects with all Operations Agreements. Borrower and Operating Lessee agree that without the prior written consent of Lender, neither Borrower nor Operating Lessee will amend, modify or terminate any of the Operations Agreements in any way that would have a Material Adverse Effect.

Section 4.16    Licenses; Intellectual Property; Website.
4.16.1    Licenses. Borrower and Operating Lessee shall keep and maintain (or cause to be kept and maintained) all Licenses necessary for the operation of the Property as a hotel. Neither Borrower nor Operating Lessee shall transfer any Licenses required for the operation of the Property.
4.16.2    Intellectual Property. Borrower and Operating Lessee shall keep and maintain (or cause to be kept and maintained) all Intellectual Property relating to the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower or Operating Lessee. Neither Borrower nor Operating Lessee shall Transfer or let lapse any Intellectual Property without Lender’s prior consent.
4.16.3    Website. Any website with respect to the Property (other than Tenant websites, Manager/Franchisor websites or websites operated for third party reservation or similar purposes) shall be maintained by or on behalf of Borrower or Operating Lessee and any such website shall be registered in the name of Borrower or Operating Lessee. Neither Borrower nor Operating Lessee shall Transfer any such website without Lender’s prior consent.
Section 4.17    Further Assurances. Borrower and Operating Lessee shall, at Borrower’s and Operating Lessee’s sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower or Operating Lessee pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
(b)    cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.
Section 4.18    Estoppel Statement.
(a)    After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall use commercially reasonably efforts (or cause Operating Lessee to use commercially reasonable efforts) to deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.
(c)    If a Franchise Agreement is then in effect, Borrower shall (or shall cause Operating Lessee to) use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from the franchisor thereunder, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
(d)    Borrower shall and shall cause Operating Lessee to deliver to Lender, upon request, estoppel certificates with respect to the Operating Lease, in form and substance reasonably satisfactory to Lender; provided, that Borrower and Operating Lessee shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).
Section 4.19    Notice of Default. Borrower and Operating Lessee shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower or Operating Lessee has knowledge.
Section 4.20    Cooperate in Legal Proceedings. Borrower and Operating Lessee shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 4.21    Indebtedness. Neither Borrower nor Operating Lessee shall directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and (iii) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (A) are not evidenced by a note (provided that Permitted Equipment Financing may be evidenced by standard equipment financing documentation), (B) do not exceed, at any time, a maximum aggregate amount of four percent (4%) of the original amount of the Outstanding Principal Balance and (C) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing or leasing that is (i) entered into in the ordinary course of Borrower’s or Operating Lessee’s business, (ii) for equipment related to the ownership and operation of the Property, and (iii) which is secured only by the financed equipment.
Section 4.22    Business and Operations. Each of Borrower and Operating Lessee will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Each of Borrower and Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Section 4.23    Dissolution. Neither Borrower nor Operating Lessee shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Operating Lessee except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer Borrower, Operating Lessee or any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower, Operating Lessee or such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of limited partnership, partnership agreement, certificate of formation or operating agreement of Borrower, Operating Lessee or such SPC Party, in each case, with respect to the matters set forth on Schedule V hereof without obtaining the prior consent of Lender.
Section 4.24    Debt Cancellation. Neither Borrower nor Operating Lessee shall cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower or Operating Lessee by any Person, except in the ordinary course of Borrower’s or Operating Lessee’s business.
Section 4.25    Affiliate Transactions. Other than the Operating Lease, neither Borrower nor Operating Lessee shall enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
Section 4.26    No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
Section 4.27    Principal Place of Business. Neither Borrower nor Operating Lessee shall change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.
Section 4.28    Change of Name, Identity or Structure. Neither Borrower nor Operating Lessee shall change Borrower’s or Operating Lessee’s name, identity (including its trade name or names) or convert from a partnership or limited liability company, respectively, structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender. Borrower and Operating Lessee shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower and Operating Lessee shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or Operating Lessee intends to operate the Property, and representing and warranting that Borrower and Operating Lessee do business under no other trade name with respect to the Property.
Section 4.29    Costs and Expenses.
(a)    Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s and Operating Lessee’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Operating Lessee; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Lessee, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower or Operating Lessee under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender.
(b)    In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
(c)    Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
Section 4.30    Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower or Operating Lessee of its Obligations under, or any material misrepresentation by Borrower or Operating Lessee contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower or Operating Lessee, or contained in any documentation approved by Borrower or Operating Lessee; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents (including due to any Increased Costs, Special Taxes or Other Taxes); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender or Lender’s agents. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.31    ERISA.
(a)    Neither Borrower nor Operating Lessee shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.
(b)    Borrower’s and Operating Lessee’s covenant in clause (a) above is based on the assumption that no portion of  the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a “benefit plan investor” as defined in Section 3(42) of ERISA and with respect to which Borrower or Operating Lessee is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code), unless the conditions of an available prohibited transaction exemption are satisfied.
(c)    Neither Borrower nor Operating Lessee shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower or Operating Lessee to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower or Operating Lessee to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.
(d)    Borrower and Operating Lessee shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower, Operating Lessee and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower, Operating Lessee and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower, Operating Lessee and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.
Section 4.32    Patriot Act Compliance.
(a)    Each of Borrower and Operating Lessee will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Operating Lessee and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s and Operating Lessee’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Operating Lessee and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower or Operating Lessee fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower and Operating Lessee to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.

(b)    Neither Borrower, Operating Lessee nor any owner of a direct or indirect interest in Borrower or Operating Lessee (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower and Operating Lessee in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower and Operating Lessee in writing is now included in “Government Lists”. Notwithstanding the foregoing, the foregoing representations and covenants are not made by Borrower or Operating Lessee as to holders of publicly traded shares in REIT.
(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Lessee or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Operating Lessee or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower, Operating Lessee or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law. Notwithstanding the foregoing, the foregoing covenants are not made by Borrower or Operating Lessee as to holders of publicly traded shares in REIT.

Section 4.33    Operating Lease.
(a)    Neither Borrower nor Operating Lessee shall:
(i)    make any modification to the Operating Lease other than minor administrative modifications or amendments which would not have a Material Adverse Effect, without Lender's approval, which approval shall not (so long as no Event of Default is continuing) be unreasonably withheld, and, following a Secondary Market Transaction, shall be subject to the Approval Standard; or
(ii)    terminate the Operating Lease without Lender’s approval.
(b)    The Operating Lease shall have an initial term expiring March 31, 2019. The rent under the Operating Lease shall be “market rent” in accordance with real estate investment trust rules and regulations, which the parties intend to satisfy by reference to a transfer pricing report prepared by an independent national accounting firm.
Section 4.34    Hotel Covenants.
(a)    Borrower and/or Operating Lessee may enter into any Franchise Agreement with any Qualified Franchisor or another franchisor approved by Lender, provided that (i) Lender has approved the form of Franchise Agreement, which approval shall not be unreasonably withheld, (ii) Lender’s receipt of a comfort letter from the franchisor in form and substance reasonably acceptable to Lender and (ii) if the franchisor is not a Qualified Franchisor, after the occurrence of a Secondary Market Transaction, receipt by Lender of a Rating Agency Confirmation from each applicable Rating Agency.
(b)    If Borrower or Operating Lessee enters into any such Franchise Agreement in accordance with this Agreement:
(i)    Each of Borrower and Operating Lessee shall cause the hotel located on the Property to be operated pursuant to the Franchise Agreement.
(ii)    Each of Borrower and Operating Lessee shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Franchise Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, FF&E/capital expenditures plan, notice, report and estimate received by it under the Franchise Agreement; and (iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the franchisor under the Franchise Agreement.
(iii)    If Borrower or Operating Lessee shall enter into any new or amended Franchise Agreement, Lender shall receive within thirty (30) days following the execution of such Franchise Agreement a comfort letter from the franchisor in form and substance reasonably satisfactory to Lender and after a Securitization, satisfactory to the Rating Agencies.

(iv)    If any property improvement plans are issued in connection with the execution of any Franchise Agreement or during the term of any Franchise Agreement (any such plan, a “PIP”), Borrower shall deposit into the PIP Reserve Account, the total amount required to complete such PIP (“PIP Costs”) and such funds (the “PIP Funds”) shall be disbursed and applied in accordance with Section 6.5.2 hereof; provided, however, that Guarantor may deliver to Lender a guaranty pursuant to which Guarantor guarantees PIP Costs in an amount up to five percent (5%) of the Outstanding Principal Balance (the “PIP Guaranty Amount”) and, in such case, Borrower shall be required to deposit an amount equal to the PIP Costs less the PIP Guaranty Amount into the PIP Reserve Account pursuant to this Section 4.34(b)(iv).
(v)    Neither Borrower nor Operating Lessee shall, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided no Event of Default is continuing, (i) surrender, terminate or cancel the Franchise Agreement; (ii) reduce or consent to the reduction of the term of the Franchise Agreement; (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement; or (iv) otherwise materially and adversely modify, change, supplement, alter or amend, or waive or release any of its material rights and remedies under, the Franchise Agreement.
(c)    Without in any way limiting the covenants set forth in the Loan Documents, Borrower and Operating Lessee shall:  (i) cause the hotel located on the Property to be operated, repaired and maintained as a well-maintained “first-class hotel” which shall mean a hotel providing amenities, services and facilities substantially equivalent or superior to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotel located on the Property and (ii) maintain Inventory in amounts sufficient to meet the hotel industry standard for hotels comparable to the hotel located on the Property and at levels sufficient for the operation of the hotel located on the Property at full occupancy levels.
ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1    Insurance.
5.1.1    Insurance Policies.
(a)    Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, Operating Lessee and the Property providing at least the following coverages:
(i)    comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the personal property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value as defined in Section 5.1.2 (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) not containing an agreed amount endorsement with respect to the Improvements and personal property and written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 (except for deductibles for windstorm, flood, and earthquake coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Property set forth in the Policy); (D) Borrower may elect to increase the “all risk” deductible to $500,000.00 per occurrence (excluding named storm, earthquake and flood wherein such deductibles may not exceed 5%) provided that Borrower has a stop limit (aggregate cap) in place to prevent the annual aggregate from exceeding $2,500,000.00; and (E) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus excess amounts of flood insurance as reasonably required by Lender; however, Borrower may elect to purchase said “National Flood Insurance Act” coverage through an alternate insurance program or facility so long as it meets the criteria of the “National Flood Insurance Act” coverage and (z) earthquake insurance in amounts and in form and substance mutually agreeable to Lender and Borrower in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected Gross Revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenues from the Property for the succeeding eighteen (18) month period. Notwithstanding the provisions of Section 2.4.3 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve either Borrower or Operating Lessee of its Obligations to pay the Debt secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;
(iv)    comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(v)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence, providing for no deductible in excess of $250,000 without prior written consent of the lender; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; and (3) independent contractors; (4) blanket contractual liability for all insured contracts;
(vi)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;
(vii)    if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State in which the Property is located;
(viii)    umbrella and excess liability insurance in an amount not less than $50,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for liquor liability, employer’s liability and automobile liability, which umbrella liability coverage shall apply in excess of the liquor liability, employer’s liability and automobile liability coverage required herein;
(ix)    Notwithstanding anything in subsection (a)(i) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under clause (a)(iii) above; provided that such coverage is available.

Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, (i) “Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the Property and business interruption/rental loss insurance required under the Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable Policy;
(x)    liquor liability containing minimum limits per occurrence of $1,000,000; and
(xi)    upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender and Borrower from time to time may agree are reasonable insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
(b)    All insurance provided for in Section 5.1.1 (a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (a) “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by at least two (2) of the Approved Rating Agencies including, (i) S&P, (ii) Fitch, and (iii) Moody’s, if Moody’s is rating the Securities; or (b) a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having a rating by S&P not lower than “A” and by A.M. Best not lower than “A:X” and the balance of the coverage is, in each case, with insurers having a rating by S&P of not lower than “BBB” and by A.M. Best not lower than “A:X.”; provided, that notwithstanding the foregoing, Policies may be issued by Liberty Mutual Fire Insurance Company or an affiliate, member or subsidiary thereof or other insurers, so long as the same has a rating of “AXV” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P. The Policies described in Section 5.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee; however, for any loss with an expected value less than $1,500,000 Borrower shall be permitted to adjust the loss and receive insurers payments direct, and Lender shall be notified of any loss with an value expected to exceed $1,000,000.
(c)    Not less than ten (10) days following the inception of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies shall be furnished to Lender. Within forty five (45) days following inception of policies Borrower shall provide satisfactory evidence of payment of premiums (the “Insurance Premiums”) as required or requested by Lender.
(d)    All Policies provided for or contemplated by Section 5.1.1(a) hereof, shall name Borrower as a named insured and, in the case of liability policies, except for the Policies referenced in Section 5.1.1(a)(vi) and (vii) of this Agreement, shall name Lender as its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance.
(e)    All property Policies shall contain clauses or endorsements to the effect that:
(vi)    no act or negligence of Borrower or Operating Lessee, or anyone acting for Borrower or Operating Lessee, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(vii)    the Policy shall not be canceled and, if commercially available, materially changed (other than to increase the coverage provided thereby) without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;
(viii)    Borrower shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and
(ix)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
(g)    Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

5.1.2    Full Replacement Values - Limits Defined. Borrower shall at all times maintain property insurance as described in Section 5.1.1(a)(i) subject to the following:
(a)    Borrower shall annually determine a fair and reasonable replacement cost for each asset insured and report said values to insurance carriers or panel of insurers. The “full replacement value” shall be deemed as the TIV (total insured value) and will be comprised of the cost of the building (exclusive of costs of excavations, foundations, underground utilities and footings), contents, and an eighteen month business income value. Said business income values shall be calculated annually using the most recent annual operating profit and loss statements by an independent third party.
(b)    Named storm replacement costs shall be calculated as referenced in Section 5.1.2(a) and Borrower through an independent third party will annually determine using an exceeding probability analysis, a probable maximum loss (PML) estimate for all assets insured in the portfolio. The “limits” of named wind storm coverage will be equal to or exceed the 250 year return period – or a critical probability of 0.40%. All insured assets participate equally in the cost allocation and are equally insured.
(c)    Critical high hazard earthquake coverage (California & Pacific Northwest) replacement costs shall be calculated as referenced in Section 5.1.2(a) above. Borrower through an independent third party will annually determine using an exceeding probability analysis a probable maximum loss (PML) estimate for all assets insured in the portfolio. The “limits” of high hazard earthquake coverage will be equal to or exceed the 250 year return period – or a critical probability of 0.40%. All insured assets participate equally in the cost allocation and are equally insured.
5.1.3    Notices. Certified copies of the Policies shall be delivered to Lender, upon Lender’s request, at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower), and the renewal certificates required pursuant to Section 5.1.1(c) hereof shall be provided to Lender:
GERMAN AMERICAN CAPITAL CORPORATION
60 Wall Street, 10th Floor
New York, NY 10005
Attn: Mary Brundage
Section 5.2    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower shall (or cause Operating Lessee to), regardless of whether insurance proceeds are available, promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Operating Lessee. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million and No/100 Dollars

($1,000,000) and Borrower shall (or shall cause Operating Lessee to) deliver to Lender all instruments required by Lender to permit such participation. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower or Operating Lessee settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrower, Operating Lessee or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall (or shall cause Operating Lessee to) immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its and Operating Lessee’s attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.
Section 5.3    Condemnation. Borrower shall (or shall cause Operating Lessee to) promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall (or shall cause Operating Lessee to) from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall (or shall cause Operating Lessee to), at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall (or shall cause Operating Lessee to) promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 5.4    Restoration. The following provisions shall apply in connection with the Restoration:
(a)    If the Net Proceeds shall be less than three percent (3%) of the Outstanding Principal Balance and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than three percent (3%) of the Outstanding Principal Balance, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(x)    The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its sole discretion, that the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(C)    Borrower shall (or shall cause Operating Lessee to) commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(D)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(E)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) such time as may be required under applicable Legal Requirements, (3) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) or (4) for so long as the Accor is the Manager, within two (2) years after the commencement of the Restoration (unless, in the case of this subclause (4), Accor delivers a written waiver of its right of first offer set forth in Section 13.3 of the Accor Management Agreement);

(F)    If a Franchise Agreement is in effect in accordance with this Agreement, Lender shall be satisfied that the Restoration will be completed in accordance with any requirements under such Franchise Agreement;
(G)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(H)    the Restoration shall be done and completed by Borrower and Operating Lessee in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(I)    such Casualty or Condemnation, as applicable, does not result in the loss of permanent access to the Property or the related Improvements;
(J)    the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 4.63:1.00;
(K)    the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than fifty-three percent (53%);
(L)    Borrower shall (or shall cause Operating Lessee to) deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s or Operating Lessee’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and
(M)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.
(xi)    The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(xii)    All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
(xiii)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower or Operating Lessee from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(xiv)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(xv)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the

Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.
(xvi)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.
(d)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.3 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Spread Maintenance Premium (if applicable); provided, however, that if an Event of Default is not continuing, then no Spread Maintenance Premium shall be payable.
(e)    In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(f)    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.
(g)    If, pursuant to Section 13 of the Accor Management Agreement, the Property is sold to Accor or its designee or nominee and the net sales proceeds from such sale are insufficient to repay the Debt in full, Borrower shall pay to Lender the difference between such net sales proceeds and the Debt (such amount, the “Manager ROFO Shortfall”).
ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS
Section 6.1    Cash Management Arrangements. For so long as a Qualified Hotel Manager is Manager, Borrower shall (and shall cause Operating Lessee to) cause any Qualified Hotel Manager to deposit all Rents into one or more operating accounts controlled by such Qualified Hotel Manager for the benefit of Borrower or Operating Lessee. Borrower shall (and shall cause Operating Lessee to) cause such Qualified Hotel Manager to deposit the Borrower’s Remittance Amount (as and when payable under the Accor Management Agreement or other Management Agreement with a Qualified Hotel Manager, as applicable, but in each case no less frequent that once per month) directly into the Deposit Account. Funds deposited into the Deposit Account shall be applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts. In the event that a Qualified Hotel Manager is no longer Manager, the cash management arrangements described in this Section 6.1 may be modified as reasonably required by Lender.
Section 6.2    Intentionally Omitted.

Section 6.3    Tax Funds.
6.3.2    Deposits of Tax Funds. Borrower shall deposit with Lender (i) on the Closing Date, an amount equal to $345,099.46 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months (initially, $172,549,73), in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided, that if Borrower or Operating Lessee receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit with or on behalf of Lender such amount within two (2) Business Day after its receipt of such notice.
6.3.3    Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower.
Section 6.4    Insurance Funds.
6.4.1    Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
6.4.2    Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty

(30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums and provided that no Trigger Period exists, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower.
6.4.3    Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.
Section 6.5    PIP Funds.
6.5.1    Deposits of PIP Funds. In connection with a PIP, Borrower shall deposit the PIP Funds into an Account (the “PIP Reserve Account”), which PIP Funds shall be disbursed and applied in accordance with Section 6.5.2 below; provided, however, that Guarantor may deliver to Lender a guaranty pursuant to which Guarantor guarantees PIP Costs in an amount equal to the PIP Guaranty Amount and, in such case, Borrower shall be required to deposit an amount equal to the PIP Costs less the PIP Guaranty Amount into the PIP Reserve Account.
6.5.2    Release of PIP Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse PIP Funds to Borrower out of the PIP Reserve Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the PIP Reserve Account is less than $10,000 in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for PIP Costs; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are PIP Costs, and a description thereof, (2) stating that all PIP Costs to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the PIP Costs (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of PIP Funds have been used to pay the previously identified PIP Costs, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the PIP Costs and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment satisfactory to Lender, (D) at Lender’s option, for any disbursement in excess of $75,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the PIP Costs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $50,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such PIP Cost.
Section 6.6    Intentionally Omitted.
Section 6.7    Intentionally Omitted.
Section 6.8    Intentionally Omitted.
Section 6.9    FF&E Reserve Funds.
6.9.5    Deposits of FF&E Reserve Funds. Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date an amount equal to four percent (4.0%) of the Rents for the Property for the second preceding month for Approved Capital Expenditures and the repair and replacement of the FF&E (such Approved Capital Expenditures and FF&E, collectively, “FF&E Work”) that may be incurred following the date hereof, which amounts shall be transferred into an Account established (the “FF&E Reserve Account”). Lender may from time to time reassess its estimate of the required monthly amount necessary for the budgeted FF&E Work and, upon notice to Borrower, Borrower shall be required to deposit with or on behalf of Lender each month such reassessed amount, which shall be transferred into the FF&E Reserve Account. Amounts deposited from time to time into the FF&E Reserve Account pursuant to this Section 6.9.1 are referred to herein as the “FF&E Reserve Funds”. Notwithstanding the foregoing, for so long as the Accor Management Agreement (or another Management Agreement with a Qualified Hotel Manager) is in full force and effect and Borrower or Operating Tenant is making such payments into the Replacement Reserve under the Accor Management Agreement (or into a replacement reserve pursuant to another Management Agreement with a Qualified Hotel Manager), the foregoing payments and disbursement conditions set forth herein shall be suspended.
6.9.6    Release of FF&E Reserve Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse FF&E Reserve Funds to Borrower out of the FF&E Reserve Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved FF&E Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved FF&E Expenditure, and a description thereof, (2) stating that all Approved FF&E Expenditure (or the relevant portions thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved FF&E Expenditure to be funded have not been the subject of a previous disbursement, (4) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenditure and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved FF&E Expenditure and not previously delivered to Lender, (C) copies of appropriate lien waivers or other evidence of payment satisfactory to Lender, (D) at Lender’s option if the FF&E Work is susceptible to the filing of a mechanic’s or materialman’s lien, and the requested disbursement is in excess of $75,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved FF&E Expenditure to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower and (iii) if such disbursement request is for $50,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved FF&E Expenditure.
Section 6.10    Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.10 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.
Section 6.11    Cash Collateral Funds. If a Trigger Period shall be continuing, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.11 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Trigger Period, be added to the Rents disbursed on the next Monthly Payment Date pursuant to Section 6.12.1. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Spread Maintenance Premium, if any, applicable thereto) or any other amounts due hereunder.
Section 6.12    Property Cash Flow Allocation.
6.12.4    Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the then-current Interest Period shall be applied on such Monthly Payment Date in the following order of priority:
(i)    First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii)    Second, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;
(iii)    Third, to Lender, funds sufficient to pay the interest due on such Monthly Payment Date;
(iv)    Fourth, to the FF&E Reserve Account, to make the required payments of FF&E Reserve Funds as required under Section 6.9;
(v)    Fifth, to Lender, of any other amounts then due and payable under the Loan Documents;
(vi)    Sixth, if a New Mezzanine Loan (or any portion thereof) is outstanding and a Trigger Period is continuing, to make payments in the amount of the monthly debt service payment payable under the terms of the New Mezzanine Loan, to the lender under the New Mezzanine Loan; and
(vii)    Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (vi) above (the “Available Cash”):
(A)    during a Trigger Period, to the Cash Collateral Account to be held or disbursed in accordance with Section 6.11; or
(B)    provided no Trigger Period is continuing, disbursed to Borrower.
Notwithstanding the foregoing and provided no Trigger Period is continuing, with respect to each Interest Period, if Lender determines on or prior to the twenty-seventh (27th) day of the month that funds deposited into the Deposit Account during the then-current Interest Period will be sufficient to make the required payments referred to in the foregoing clauses (i) - (vi) on the next occurring Monthly Payment Date and that there will be Available Cash after such payments are made, then Lender shall disburse such Available Cash to Borrower on or about the twenty-seventh (27th) day of each month (and on the Monthly Payment Date the payments required under clauses (i) - (vi) shall be made).
6.12.5    Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (v) of Section 6.12.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.
6.12.6    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
Section 6.13    Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the funds in any Account (other than the Tax Account and the Insurance Account) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrower.
ARTICLE 7

PERMITTED TRANSFERS
Section 7.1    Permitted Transfers of the Entire Property.
(a)    Notwithstanding the provisions of Section 4.2, Borrower shall have the right to convey the entire Property to a new borrower (the “Transferee Borrower”) and have Transferee Borrower assume all of Borrower’s and Operating Lessee’s obligations under the Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).
(b)    Transfer and Assumption shall be subject to the following conditions:
(i)    Borrower has provided Lender with not less than sixty (60) days prior written notice, which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)    no Event of Default has occurred and is continuing;
(iii)    Transferee Borrower shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;
(iv)    Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with a minimum ownership interest in the Transferee Borrower reasonably acceptable to Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to Lender;
(v)    the Property shall be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;
(vi)    Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender;
(vii)    each replacement guarantor and indemnitor is an Approved Replacement Guarantor;
(viii)    each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form as the Guaranty delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the Guaranty and Environmental Indemnity for items that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);
(ix)    Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee Borrower and each Approved Replacement Guarantor;
(x)    satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) Transferee Borrower, (C) any Person that Controls Transferee Borrower or owns an equity interest in Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;
(xi)    Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan);

(xii)    counsel to Transferee Borrower and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);
(xiii)    Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion (the “Endorsement”);
(xiv)    Transferee Borrower and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to 0.25% of the Outstanding Principal Balance;
(xv)    if a New Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the New Mezzanine Loan;
(xvi)    Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent; and
(xvii)    Borrower shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld so long as all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)).
Section 7.2    Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:
(a)    a Lease entered into in accordance with the Loan Documents and any Hotel Transactions;
(b)    the Operating Lease;
(c)    a Transfer and Assumption in accordance with Section 7.1;
(d)    a Permitted Encumbrance;
(e)    the transfer of publicly traded shares in any indirect equity owner of Borrower or Operating Lessee;

(f)    transfers of inventory in the ordinary course of business and worn out or obsolete personal property;
(g)    a Transfer in connection with the origination or foreclosure of a New Mezzanine Loan in strict accordance with the terms and provisions of the applicable intercreditor agreement;
(h)    a Transfer of direct or indirect interests in Guarantor or Ashford Prime TRS Corporation, including issuances, conversions and redemptions of direct or indirect equity interests, so long as, after giving effect to such Transfer:
(i)    Guarantor continues to be Controlled by REIT and the equity interests held by REIT, directly or indirectly, together with the operating units that are convertible into shares of REIT constitute no less than fifty-one percent (51%) of the equity interests in Guarantor; and
(ii)    such Transfer shall not result in a change in Control of Borrower, Operating Lessee or any SPC Party;
(i)    provided that no Event of Default shall then exist, a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) of a direct or indirect interest in Borrower, Operating Lessee and any SPC Party (other than a Transfer of SPC Party’s interest in Borrower) shall be permitted without Lender’s consent, provided that:
(v)    such Transfer shall not (x) cause the transferee (other than Guarantor and its Affiliates), together with its Affiliates, to increase its direct or indirect interest in Borrower or Operating Lessee to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower, Operating Lessee or any SPC Party;
(vi)    each of Borrower, Operating Lessee and SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;
(vii)    if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower or Operating Lessee to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower or Operating Lessee shall provide to Lender thirty (30) days prior written notice thereof;
(viii)    after giving effect to such Transfer, Guarantor shall continue to control the day to day operations of Borrower, Operating Lessee and each SPC Party and shall continue to own at least fifty one percent (51%) of all equity interests (direct or indirect) of Borrower and Operating Lessee; and
(ix)    the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies; and

(x)    if a New Mezzanine Loan is outstanding at the time of the Transfer, the proposed Transfer shall not constitute or cause a default under the New Mezzanine Loan;
(j)    provided that no Event of Default shall then exist, a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) of a direct or indirect interest in Borrower, Operating Lessee and any SPC Party (other than a Transfer of an SPC Party’s interest in Borrower) shall be permitted without Lender’s consent, provided that:
(iv)    such transferee is and continues thereafter to be a Qualified Ashford Managed REIT, or is a Qualified Transferee that is Controlled and majority owned by a Person that is and continues to be a Qualified Ashford Managed REIT;
(v)    each of Borrower, Operating Lessee and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;
(vi)    Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the transfer of the equity interests to such transferee;
(vii)    the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies; and
(viii)    if a New Mezzanine Loan is outstanding at the time of the Transfer, the proposed Transfer shall not constitute or cause a default under the New Mezzanine Loan, as applicable; or
(k)    provided that no Event of Default shall then exist, a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) of a direct or indirect interest in Borrower, Operating Lessee and any SPC Party (other than a Transfer of an SPC Party’s interest in Borrower) that either (x) causes the transferee (other than Guarantor and its Affiliates), together with its Affiliates, to increase its direct or indirect interest in Borrower, Operating Lessee or any SPC Party to an amount which equals or exceeds forty-nine percent (49%) and/or (y) results in a change in Control of Borrower, Operating Lessee or any SPC Party, shall be permitted without Lender’s consent, provided that:
(i)    each of Borrower, Operating Lessee and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity; and
(ii)    Borrower, Operating Lessee and/or the transferee shall have satisfied the same requirements that are applicable to a Transfer and Assumption as set forth in clauses (i), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xv), (xvi) and (xvii) of Section 7.1(b) (with references to Transferee Borrower therein meaning the transferee of the applicable equity interests).
Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer either Controls or owns any direct or indirect interest in Borrower, Operating Lessee and each SPC Party, it shall also be a condition hereunder that one or more

Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the Guaranty delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the Guaranty and Environmental Indemnity agreement from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).
Notwithstanding anything to the contrary contained in Section 7.1 and this Section 7.2, no Transfer shall be a Permitted Transfer unless such Transfer is made in compliance with the Management Agreement or, if no Management Agreement is in effect, with the Franchise Agreement (if a Franchise Agreement is then in effect).
Section 7.3    Cost and Expenses; Searches; Copies.
(a)    Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.
(b)    Borrower shall provide Lender with copies of all organizational documents, if any, relating to any Permitted Transfer.
(c)    In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Operating Lessee immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower and Operating Lessee as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.
ARTICLE 8

DEFAULTS
Section 8.1    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(iii)    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D)  the Spread Maintenance Premium and/or any Breakage Costs are not paid when due, or (E) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(iv)    if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;
(v)    if any of the Taxes or Other Charges are not paid prior to delinquency (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);
(vi)    if the Policies are not (A) delivered to Lender within five (5) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;
(vii)    a Transfer other than a Permitted Transfer occurs;
(viii)    if any certification, representation or warranty made by Borrower, Operating Lessee or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided, however, that if any representation or warranty made after the Closing Date that was unintentionally false or misleading is susceptible of being cured, such Person shall have the right to cure such false or misleading misrepresentation or warranty within fifteen (15) days of receipt of notice thereof; and provided further that any Event of Default occurring under this paragraph (vi) shall be deemed to occur upon Lender’s notice to Borrower of the same (and the expiration of the cure period above, if applicable) and shall not relate back to the date on which the false or misleading representation or warranty was made;
(ix)    if Borrower, Operating Lessee, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;
(x)    if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee, any SPC Party or Guarantor or if Borrower, Operating Lessee, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Operating Lessee, any SPC Party or Guarantor shall be instituted, or if Operating Lessee, Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower, Operating Lessee, such SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(xi)    if Borrower or Operating Lessee attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(xii)    if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that any breach with respect to this clause (x) shall not result in an Event of Default hereunder if (A) such breach was unintentional, non-recurring and immaterial, (B) such breach is susceptible to cure and is cured within ten (10) days after the earlier to occur of (1) notice from Lender and (2) Borrower or Operating Lessee discovers such unintentional, non-recurring and immaterial breach and (C) within thirty (30) days after the commencement of the ten (10) day time period set forth in clause (B), Borrower or Operating Lessee shall cause counsel to deliver to Lender a new Insolvency Opinion to the effect that such breach shall not, in any material manner, impair, negate or amend the opinions rendered in the then-most recently delivered Insolvency Opinion in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies;
(xiii)    a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof; provided, however, that any breach with respect to Section 4.4 shall not result in an Event of Default hereunder if (A) such breach was unintentional, non-recurring and immaterial, (B) such breach is susceptible to cure and is cured within ten (10) days after the earlier to occur of (1) notice from Lender and (2) Borrower or Operating Lessee discovers such unintentional, non-recurring and immaterial breach and (C) within thirty (30) days after the commencement of the ten (10) day time period set forth in clause (B), Borrower or Operating Lessee shall cause counsel to deliver to Lender a new Insolvency Opinion to the effect that such breach shall not, in any material manner, impair, negate or amend the opinions rendered in the then-most recently delivered Insolvency Opinion in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies;
(xiv)    if Borrower or Operating Lessee shall be in default under any mortgage or security agreement covering any part of the Property whether it be superior, pari passu or junior in Lien to the Mortgage;
(xv)    subject to Borrower’s and Operating Lessee’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien (except a Permitted Encumbrance or a Lien for Taxes not then due and payable) and such Lien is not removed or bonded over within thirty (30) days;
(xvi)    the material alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;

(xvii)    if, without Lender’s prior written consent, (A) the Management Agreement is terminated (unless a new management agreement is entered into on or prior to such termination pursuant to and in accordance with Section 4.14(a)), (B) there is any material change in the Management Agreement in violation of this Agreement, or (C) if there shall be a material default by Borrower or Operating Lessee under the Management Agreement beyond any applicable notice or grace period and such default permits Manager to terminate or cancel the Management Agreement (or any successor management agreement) (unless a new management agreement is entered into within thirty (30) days thereafter pursuant to and in accordance with Section 4.14(a));
(xviii)    if Borrower, Operating Lessee or any Person owning a direct or indirect ownership interest in Borrower or Operating Lessee (other than holders of publicly traded shares in indirect owners of Borrower or Operating Lessee) shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;
(xix)    a breach of any representation, warranty or covenant contained Section 3.1.18 hereof;
(xx)    if Borrower breaches any reporting covenants contained in Section 4.9 hereof, with such breach continuing for five (5) Business Days following the date such reports were initially due (provided that such five (5) Business Day cure period shall only be available to Borrower once per calendar year);
(xxi)    if, without Lender’s prior written consent, (A) the Franchise Agreement (or any successor franchise agreement) is terminated (unless a new franchise agreement is entered into on or prior to such termination pursuant to and in accordance with Section 4.34); (B) there is any material change in the Franchise Agreement (or any successor franchise agreement) without Lender’s consent, provided Lender’s consent was required in connection with such change pursuant to the terms hereof, or (C) if there shall be a material default by Borrower or Operating Lessee under the Franchise Agreement (or any successor franchise agreement) beyond any applicable notice or grace period and such default permits franchisor to terminate or cancel the Franchise Agreement (or any successor franchise agreement) (unless a new franchise agreement is entered into within thirty (30) days thereafter pursuant to and in accordance with Section 4.34);
(xxii)    if there shall be a default under any of the other Loan Documents beyond any express cure periods contained in such Loan Documents, whether as to Borrower, Operating Lessee, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;
(xxiii)    if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof;
(xxiv)    a breach of the covenant set forth in Section 5.4(g) hereof;

(xxv)    if Borrower or Operating Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxii) above, and such Default shall continue for ten (10) days after notice to Borrower or Operating Lessee from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower or Operating Lessee from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower or Operating Lessee shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower or Operating Lessee in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.
Borrower hereby agrees that with respect to any action taken by Borrower that constitutes a default or an Event of Default hereunder or under the other Loan Documents (other than Borrower’s failure to pay principal and interest on the Loan as and when required hereunder), it shall also be a default or Event of Default, as applicable, if Operating Lessee takes such action even if such action by Operating Lessee is not expressly stated to constitute a default or Event of Default hereunder or under the other Loan Documents.
Section 8.2    Remedies.
8.2.4    Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time during the continuance thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and Operating Lessee and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower and Operating Lessee hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
8.2.5    Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and Operating Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and/or Operating Lessee or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Operating Lessee shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or Operating Lessee or to impair any remedy, right or power consequent thereon.
8.2.6    Severance.
(a)    During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.
(b)    During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall (and shall cause Operating Lessee to) execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its and Operating Lessee’s true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each of Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)    During the continuance of an Event of Default, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.
8.2.7    Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower or Operating Lessee of any such failure.
ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGE
Section 9.1    Sale of Mortgage and Securitization. Subject to Section 9.4 hereof:
(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.
(b)    If requested by Lender, Borrower shall (and shall cause Operating Lessee to) assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:
(i)    (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Operating Lessee and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and, if there are any Major Leases, rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated

Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;
(ii)    provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Loan Documents, Borrower, Operating Lessee and their Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;
(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and
(iv)    (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrower or Operating Lessee with respect to information contained therein that was furnished to Lender by or on behalf of Borrower or Operating Lessee in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, Operating Lessee and Guarantor, operating statements and rent rolls with respect to the Property, and (B) within three (3) Business Days following Borrower’s or Operating Lessee’s receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower and Operating Lessee alone or Borrower, Operating Lessee and one or more Affiliates of Borrower and Operating Lessee (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:
(iii)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(iv)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).
(d)    Further, if requested by Lender, Borrower shall (and shall cause Operating Lessee to), promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants would constitute a Significant Obligor. Borrower shall (and shall cause Operating Lessee to) furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(e)    If Lender determines that Borrower and Operating Lessee alone or Borrower, Operating Lessee and one or more Affiliates of Borrower and Operating Lessee collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall (and shall cause Operating Lessee to) furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(f)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(xxvi)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and
(xxvii)    with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and Operating Lessee and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower and Operating Lessee.
(g)    If requested by Lender, Borrower shall (and shall cause Operating Lessee to) provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.
(h)    If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall (and shall cause Operating Lessee to) provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base.
(i)    All financial statements provided by Borrower and Operating Lessee pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower or Operating Lessee, as applicable, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.
Section 9.2    Securitization Indemnification.

(a)    Borrower understands that information provided to Lender by Borrower, Operating Lessee and their agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower and Operating Lessee also understand that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.
(b)    Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender by Borrower, Operating Lessee or their respective agents, counsel and representatives, (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower or Operating Lessee in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower or Operating Lessee in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Operating Lessee, operating statements and rent rolls with respect to the Property. This indemnification provision will be in addition to any liability which Borrower or Operating Lessee may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrower and Guarantor shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b).
(c)    In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower or Operating Lessee in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, Operating Lessee, operating statements and rent rolls with respect to the Property, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.
(d)    Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.
(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s and Operating Lessee’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)    The liabilities and obligations of Borrower, Operating Lessee and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 9.3    Severance. Subject to Section 9.4 hereof:
9.3.1    Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower (at no material cost to Borrower) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Mezzanine Loans (in accordance with Section 9.3.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component and/or any LIBOR floor or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2    New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the Outstanding Principal Balance and monthly debt service payments for the Loan to the Loan and such New Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that the outstanding principal balance of the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for the Loan and such New Mezzanine Loan(s) immediately after the effective date of the creation of such New Mezzanine Loan(s) equals the interest rate of the original Note immediately prior to such modification. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Loan Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Loan Borrower.
9.3.3    Cooperation; Execution; Delivery. Borrower shall (and shall cause Operating Lessee to) reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrower shall (and shall cause Operating Lessee to) promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification or New Mezzanine Loan pursuant to this Section 9.3, all in form and substance satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such New Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Mezzanine Loan, as applicable and (iv) with respect to any New Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver (or cause Operating Lessee to execute and deliver) such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its Operating Lessee’s true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.
Section 9.4    Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, neither Borrower nor Operating Lessee shall be required to incur any costs or expenses in the performance of its obligations under Sections 9.1(a) or (b) or Section 9.3 above other than expenses of Borrower’s counsel of up to $15,000.

ARTICLE 10

MISCELLANEOUS
Section 10.1    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower and Operating Lessee to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Operating Lessee, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and Operating Lessee only to the extent of Borrower’s and Operating Lessee’s interest in the Property, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or Operating Lessee in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower or Operating Lessee as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or Operating Lessee in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower or Operating Lessee, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower and Operating Lessee for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):
(v)    fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of Borrower, Operating Lessee, Guarantor, any Affiliate of Borrower, Operating Lessee or Guarantor, or any of their respective agents or representatives in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);
(vi)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in either document;
(vii)    wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct;
(viii)    any intentional physical waste of the Property;
(ix)    the forfeiture by Borrower or Operating Lessee of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower, Operating Lessee or Guarantor or any of their respective agents or representatives in connection therewith;
(x)    the misappropriation or conversion by or on behalf of Borrower or Operating Lessee of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits) or (D) any other funds due under the Loan Documents, including in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof;
(xi)    failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property; provided, however, that the failure to pay such charges shall not constitute a recourse liability under this clause (vii) to the extent that (A) funds to pay for such charges were (or would have been if Lender had not applied such funds for other purposes, including following an Event of Default), at the time in question, held in (x) the PIP Reserve Account on account of PIP work related to such charges and/or (y) the FF&E Reserve Account on account of Approved Capital Expenditures and/or FF&E Work related to such charges and, in any such case, Lender fails to pay (or make such funds available to pay) for such charges as a result of an Event of Default or otherwise or (B) Rents received during the period in question are insufficient to pay all of Borrower’s and Operating Lessee’s current and/or past due liabilities (including such charges) with respect to the Property;
(xii)    any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;
(xiii)    the failure to pay Taxes or transfer taxes; provided, however, that the failure to pay such Taxes shall not constitute a recourse liability under this clause (ix) to the extent that (A) funds to pay for such Taxes were (or would have been if Lender had not applied such funds for other purposes, including following an Event of Default), at the time in question, held in the Tax Account and available to be used to pay for such Taxes and Lender fails to pay (or make such funds available to pay) for such Taxes as a result of an Event of Default or otherwise or (B) Rents received during the period in question are insufficient to pay all of Borrower’s and Operating Lessee’s current and/or past due liabilities (including such Taxes) with respect to the Property;

(xiv)    failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof; provided however, that the failure to pay such Insurance Premiums shall not constitute a recourse liability under this clause (x) to the extent that (A) funds to pay for such Insurance Premiums were (or would have been if Lender had not applied such funds for other purposes, including following an Event of Default), at the time in question, held in the Insurance Account and available to be used to pay for such Insurance Premiums and Lender fails to pay (or make such funds available to pay) for such Insurance Premiums as a result of an Event of Default or otherwise or (B) Rents received during the period in question are insufficient to pay all of Borrower’s and Operating Lessee’s current and/or past due liabilities (including such Insurance Premiums) with respect to the Property;
(xv)    if any Management Agreement is in effect, any termination of such Management Agreement that is not accordance with the terms of this Agreement;
(xvi)    Borrower’s and Operating Lessee’s indemnification of Lender set forth in Section 9.2 hereof;
(xvii)    any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document as a result of Borrower’s or Operating Lessee’s bad faith interference with Lender’s remedies following the occurrence of an Event of Default; and/or
(xviii)    a breach of any of the covenants set forth in Section 4.4 hereof that is not a Springing Recourse Event under clause (i) below (other than those covenants set forth in clauses (f), (j), (v) and (w) of Schedule V attached hereto ; provided, however, with respect to paragraph (v), to the extent Borrower has paid or pays its own liabilities and expenses, failure to have done so or do so from its own funds shall be a Recourse Liability, and with respect to paragraph (w), to the extent Borrower has compensated or does compensate its consultants and agents, failure to have done so or do so from its own funds shall be a Borrower’s Recourse Liability).
Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower and Operating Lessee in the event that any of the following occur (each, a “Springing Recourse Event”): (i) a breach of the covenants set forth in Section 4.4 hereof (other than those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto), that is reasonably expected to result in the substantive consolidation of Borrower or Operating Lessee with any other Person as a result of such breach; (ii) Borrower or Operating Lessee fails to obtain Lender’s prior consent (if such consent is required hereunder) to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property (other than a Permitted Encumbrance); (iii) Borrower or Operating Lessee fails to obtain Lender’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower or Operating Lessee, in either case as required by the Mortgage or this Agreement other than a Permitted Transfer; provided, however, that a Transfer resulting from either of the following shall not be a

Springing Recourse Event hereunder: (A) the exercise of Lender’s rights or remedies under this Agreement or any of the other Loan Documents, including a foreclosure, the appointment of a receiver by Lender or the delivery of a deed-in-lieu of foreclosure (collectively, a “Mortgage Transfer”) or (B) the consummation of any enforcement action by a New Mezzanine Loan Lender pursuant to a New Mezzanine Loan, including the delivery of an assignment-in-lieu of foreclosure, provided that, prior to or concurrently with such assignment-in-lieu of foreclosure, an Approved Replacement Guarantor shall execute and deliver to Lender a guaranty of recourse obligations (in the same form as the Guaranty delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the date hereof) (collectively, a “Mezzanine Transfer”); (iv) Borrower, Operating Lessee or any SPC Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) Borrower or Operating Lessee is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower, Operating Lessee, such SPC Party or Guarantor and is discharged, stayed or dismissed within sixty (60) days following the occurrence of such consolidation; (vi) the filing of an involuntary petition against Borrower, Operating Lessee and/or any SPC Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, Operating Lessee and/or any SPC Party colludes with or otherwise assists such Person, and/or Borrower, and/or Operating Lessee and/or any SPC Party solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower and/or Operating Lessee and/or any SPC Party by any Person; (vii) Borrower and/or Operating Lessee and/or any SPC Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (viii) Borrower, Operating Lessee or any Affiliate, officer, director or representative which controls Borrower or Operating Lessee consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, Operating Lessee or any portion of the Property (unless such appointment is at the request of Lender); (ix) Borrower, Operating Lessee or any SPC Party makes an assignment for the benefit of creditors; or (x) if Guarantor (or any Person comprising Guarantor), Borrower, Operating Lessee or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan (except for rights, defenses and other relief that are not frivolous and that are asserted in good faith, in each case, as determined by the finder of facts in such matters).
Notwithstanding anything contained in this Agreement, the Guaranty, the Environmental Indemnity or the other Loan Documents to the contrary, Recourse Liabilities and Springing Recourse Events shall not include any action or omission of (A) Lender or its agents from and after a foreclosure of the Mortgage, or Lender’s acceptance of a deed-in lieu of foreclosure, (B) a receiver selected or appointed by Lender for the Property during the continuance of such receiver’s tenure or (C) any purchaser of the Property at a foreclosure of the Mortgage, or any transferee of Lender or such purchaser, in each case under this clause (C), so long as such purchaser or transferee is not owned or Controlled in whole or in part (directly or indirectly) by Guarantor or an Affiliate of Guarantor. Notwithstanding the foregoing, nothing contained herein shall relieve the Borrower or Operating

Lessee from liability for any Borrower’s Recourse Liabilities or Springing Recourse Events which are caused by or on behalf of Borrower, Operating Lessee or Guarantor.
Section 10.2    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and Operating Lessee, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.3    Lender’s Discretion; Rating Agency Review Waiver.
(d)    Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
(e)    Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.
Section 10.4    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS

OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICE COMPANY
1180 AVENUE OF THE AMERICAS, SUITE 210
NEW YORK, NEW YORK 10036-8401
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A

SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.
Section 10.5    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower or Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower or Operating Lessee shall entitle Borrower or Operating Lessee to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
Section 10.6    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	German American Capital Corporation 60 Wall Street, 10th Floor New York, NY 10005 Attention: Robert W. Pettinato, Jr. Facsimile No. (212) 797-4489

and to:	German American Capital Corporation 60 Wall Street, 10th Floor New York, NY 10005 Attention: General Counsel Facsimile No. (646)736-5721

with a copy to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attention: Jeannie Bionda, Esq. Facsimile No. (212) 836-6534

with a copy to:	Wells Fargo Bank, NA
Duke Energy Center
550 S. Tryon Street, 12th Floor
Charlotte, NC 28202MAC D1086-120
Attention: W. Alexander Groot, Director
Facsimile No. (704) 715-0374

If to Borrower:	Ashford Chicago LP 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 Attention: David Brooks Facsimile No. (972) 490-9605

with a copy to:	Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, Texas 75201 Attention: Cynthia Nelson Facsimile No. (214) 999-3884
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower and Operating Lessee shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
Section 10.7    Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT

BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section 10.8    Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower or Operating Lessee to any portion of the Obligations of Borrower or Operating Lessee hereunder. To the extent Borrower or Operating Lessee makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11    Waiver of Notice. Neither Borrower nor Operating Lessee shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and Operating Lessee and except with respect to matters for which Borrower and Operating Lessee are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower or Operating Lessee to any portion of the Obligations of Borrower or Operating Lessee hereunder. To the extent Borrower or Operating Lessee makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.12    Remedies of Borrower and Operating Lessee. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s and Operating Lessee’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower and Operating Lessee in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.14    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between or among Borrower, Operating Lessee and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    The Loan Documents are solely for the benefit of Lender, Borrower and Operating Lessee (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender, Borrower and Operating Lessee any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
Section 10.15    Publicity. All news releases, publicity or advertising by Borrower, Operating Lessee or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s or Operating Lessee’s approval and Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.
Section 10.16    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Operating Lessee, the members or partners of Borrower or Operating Lessee, as applicable, and others with interests in Borrower or Operating Lessee, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 10.17    Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower or Operating Lessee is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.
Section 10.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower or Operating Lessee, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Operating Lessee or their Affiliates.

Section 10.19    Brokers and Financial Advisors. Borrower hereby represents that, except for Jones Lang LaSalle (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrower, Operating Lessee or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.
Section 10.20    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.21    Servicer.
(a)    At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly or annual master servicing fee due to the Servicer under the Servicing Agreement.
(b)    Other than as set provided in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Property, approvals under the Loan Documents requested by Borrower or Operating Lessee, other requests under the Loan, assumption of Borrower’s and Operating Lessee’s obligations or modification of the Loan, as well as any customary fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan.
Section 10.22    Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower” or as “Operating Lessee” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
Section 10.23    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this

Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
Section 10.24    Taxes. Any and all payments by Borrower or Operating Lessee hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 10.24 as “Applicable Taxes”). If Borrower or Operating Lessee shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or Operating Lessee shall make such deductions and (iii) Borrower or Operating Lessee shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 10.24 shall be made within ten (10) days after the date Lender makes written demand therefor.
Section 10.25    Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower, Operating Lessee or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, neither Borrower nor Operating Lessee may assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.
Section 10.26    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 10.27    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower or Operating Lessee, any such notice being expressly waived by Borrower or to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower or Operating Lessee hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower or Operating Lessee; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:
GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Thomas R. Traynor Name: Thomas R. Traynor Title: Director

By:	/s/ James Millon Name: James Millon Title: Vice President

[Signatures continue on the following page]

BORROWER:
ASHFORD CHICAGO LP

By:	Ashford Chicago GP LLC, its general partner
By:     /s/ David Brooks
Name: David Brooks
Title: Vice President

[Signatures continue on the following page]

OPERATING LESSEE:

ASHFORD TRS CHICAGO II LLC

By:	/s/ David Kimichik Name: David Kimichik Title: President

SCHEDULE I

INTENTIONALLY OMITTED

SCHEDULE II

INTENTIONALLY OMITTED

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
Section 3.1.8:
Except with regard to the following:

•	Guarantor’s or ERISA Affiliates’ (other than Borrower and its general partner) contributions to its respective 401K plan.
Section 3.1.9:
Except as may be specifically provided otherwise the following reports:

•	Zoning and Site Requirements Summary dated January 16, 2014, prepared by The Planning & Zoning Resource Corporation, for German American Capital Corporation.

•	Physical Conditions Report.

•	Phase I Environmental Site Assessment Report dated January 9, 2014 prepared by Partner Engineering and Science, Inc., Partner Project No. 13-113630.1.
Section 3.1.11:
Except as may be specifically provided otherwise the following documents:

•	Survey dated September 12, 2005 last revised February 7, 2014 prepared by Joseph A. Lima, P.L.S. 3080, National Survey Service, Inc.

•	Loan Title Insurance Policy prepared by Chicago Title Insurance Company, Policy No. 1401-008936886 - D2.
Section 3.1.16:
Except as may be specifically provided otherwise the following document:

•	Survey dated September 12, 2005 last revised February 7, 2014 prepared by Joseph A. Lima, P.L.S. 3080, National Survey Service, Inc.

SCHEDULE V
DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:
(a)    Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, financing, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.
(b)    Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.
(c)    Other than with Operating Lessee, Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.
(d)    Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness. No Indebtedness other than the Debt and Permitted Equipment Financing may be secured (senior, subordinate or pari passu) by the Property.
(e)    Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates other than the Operating Lease.
(f)    Borrower has been, is, and intends to remain solvent and Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(g)    Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not, nor will Borrower permit any SPC Party to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents.
(h)    Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.
(i)    Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.
(j)    Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(k)    Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.
(l)    Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.
(m)    Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
(n)    Other than Operating Lessee, Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(o)    Each of Borrower’s general partner or managing member, as applicable, (each, an “SPC Party”) shall be a Delaware limited liability company or a corporation formed under the laws of any jurisdiction of the United States whose sole asset is its interest in Borrower and each such SPC Party (i) will cause Borrower to be a Special Purpose Bankruptcy Remote Entity; (ii) will at all times comply with each of the representations, warranties and covenants contained on this Schedule V (other than clauses (a), (b), (d) and (y)) as if such representation, warranty or covenant was made directly by such SPC Party; (iii) will not engage in any business or activity other than owning an interest in Borrower; (iv) will not acquire or own any assets other than its partnership or membership interest in Borrower; and (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than unsecured trade payables incurred in the ordinary course of business related to the ownership of an interest in Borrower that (A) do not exceed at any one time $10,000.00, and (B) are paid within thirty (30) days after the date incurred. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles or certificate of formation or incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.
(p)    The organizational documents of each SPC Party shall provide that at all times there shall be (and Borrower shall at all times cause there to be) at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of each SPC Party shall provide that no Independent Director or Independent Manager (as applicable) of such SPC Party may be removed or replaced without Cause and unless such SPC Party provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager (as applicable), together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).
(q)    The organizational documents of Borrower and each SPC Party shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.
(r)    The organizational documents of each SPC Party shall provide that such SPC Party shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires a unanimous vote of the (A) the sole member of such SPC Party (the “Sole Member”), (B) the board of directors of such SPC Party or (C) the committee of managers of such SPC Party designated to manage the business affairs of such SPC Party (the “Committee”), unless at the time of such action there shall be at least two (2) duly appointed Independent Directors or Independent Managers and all such Independent Directors or Independent Managers (as applicable) have participated in such vote. The organizational documents of each SPC Party shall provide that actions requiring such unanimous written consent, including the Independent Directors or Independent Managers (as applicable), shall include each of the following with respect to such SPC Party and Borrower: (i) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seeking or consenting to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) taking any action that might cause such entity to become insolvent, (iv) making an assignment for the benefit of creditors, (v) admitting in writing its inability to pay debts generally as they become due, (vi) declaring or effectuating a moratorium on the payment of any obligations, or (vii) taking any action in furtherance of the foregoing. In addition, the organizational documents of each SPC Party shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (r), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrower, including its creditors. No SPC Party shall (on behalf of itself or Borrower) take any of the foregoing actions without the unanimous written consent of its board of directors, its member(s) or the Committee, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to Borrower’s equity holders solely to the extent of their respective economic interests in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the SPC Party or Borrower’s other equity holders, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
(s)    Notwithstanding anything herein to the contrary, the SPC Party may be a Delaware single-member limited liability company provided that:
(i)    the organizational documents of such SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the Sole Member of such SPC Party to cease to be a member of such SPC Party (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of SPC Party shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of SPC Party, automatically be admitted as members of SPC Party (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of SPC Party without dissolution. The organizational documents of SPC Party shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to SPC Party as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable);
(ii)    the organizational documents of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to SPC Party; and
(iii)    the organizational documents of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding: (i) SPC Party shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of SPC Party or the occurrence of any other event which terminates the continued membership of the last remaining member of SPC Party in SPC Party unless the business of SPC Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of SPC Party to cease to be a member of SPC Party or that causes Sole Member to cease to be a member of SPC Party (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in SPC Party, agree in writing (I) to continue the existence of SPC Party, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of SPC Party, effective as of the occurrence of the event that terminated the continued membership of such member in SPC Party; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of SPC Party and upon the occurrence of such an event, the business of SPC Party shall continue without dissolution; (iv) in the event of the dissolution of SPC Party, SPC Party shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of SPC Party in an orderly manner), and the assets of SPC Party shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause SPC Party or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of SPC Party, to compel any sale of all or any portion of the assets of SPC Party pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of SPC Party.
(t)    Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants in this Schedule V, and (iii) all of the organizational documents of Borrower and any SPC Party.
(u)    Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.
(v)    Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(w)    Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(x)    Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
(y)    Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person, other than Permitted Encumbrances.
(z)    Borrower has and will have no obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(aa)    if such Borrower is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except as permitted by the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Schedule V without the consent of the Lender.
(bb)    Borrower has not, does not, and will not have any of its obligations guaranteed by any Affiliate (other than from the Guarantor with respect to the Loan).

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of Operating Lessee’s formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:
(a)Operating Lessee (i) has been, is, and will be organized solely for the purpose of developing, leasing, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.
(b)Operating Lessee has not engaged and will not engage in any business other than the leasing, management and operation of the Property and Operating Lessee will conduct and operate its business as presently conducted and operated.
(c)Other than with Borrower, Operating Lessee has not and will not enter into any contract or agreement with any Affiliate of Operating Lessee, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.
(d)Operating Lessee has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.
(e)Operating Lessee has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party) (other than working capital to Manager), and has not and shall not acquire obligations or securities of its Affiliates.
(f)Operating Lessee has been, is, and intends to remain solvent and Operating Lessee has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Operating Lessee to make any additional capital contributions to Operating Lessee.
(g)Operating Lessee has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Operating Lessee has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.
(h)Except to the extent that Operating Lessee is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) Operating Lessee has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Operating Lessee’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Operating Lessee’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Operating Lessee and such Affiliates and to indicate that Operating Lessee’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person. Operating Lessee has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.
(i)Operating Lessee has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Operating Lessee or any constituent party of Operating Lessee (recognizing that Operating Lessee may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.
(j)Operating Lessee has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Operating Lessee to make any additional capital contributions to Operating Lessee.
(k)Neither Operating Lessee nor any constituent party of Operating Lessee has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Operating Lessee.
(l)Operating Lessee has not and will not commingle the funds and other assets of Operating Lessee with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.
(m)Operating Lessee has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
(n)Operating Lessee has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(o)The organizational documents of Operating Lessee shall provide that the business and affairs of Operating Lessee shall be (A) managed by or under the direction of a board of one or more directors designated by Operating Lessee’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Operating Lessee shall provide that no Independent Director or Independent Manager (as applicable) of Operating Lessee may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).
(p)The organizational documents of Operating Lessee shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.
(q)The organizational documents of Operating Lessee shall provide that the board of directors, the Committee or Sole Member (as applicable) of Operating Lessee shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Operating Lessee unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of Operating Lessee shall provide that Operating Lessee will not and Operating Lessee agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Operating Lessee or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. Operating Lessee shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Operating Lessee shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Operating Lessee, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Operating Lessee (including duties to the members of Operating Lessee solely to the extent of their respective economic interest in Operating Lessee and to Operating Lessee’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Operating Lessee, (ii) other Affiliates of Operating Lessee, or (iii) any group of Affiliates of which Operating Lessee is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
(r)The organizational documents of Operating Lessee shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Operating Lessee (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Operating Lessee and the admission of the transferee, if permitted pursuant to the organizational documents of Operating Lessee and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Operating Lessee, if permitted pursuant to the organizational documents of Operating Lessee and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Operating Lessee shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Operating Lessee, automatically be admitted as members of Operating Lessee (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Operating Lessee without dissolution. The organizational documents of Operating Lessee shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Operating Lessee as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).
(s)The organizational documents of Operating Lessee shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Operating Lessee.
(t)The organizational documents of Operating Lessee shall provide that, as long as any portion of the Obligations remains outstanding: (i) Operating Lessee shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Operating Lessee or the occurrence of any other event which terminates the continued membership of the last remaining member of Operating Lessee in Operating Lessee unless the business of Operating Lessee is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Operating Lessee to cease to be a member of Operating Lessee or that causes Sole Member to cease to be a member of Operating Lessee (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Operating Lessee and the admission of the transferee, if permitted pursuant to the organizational documents of Operating Lessee and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Operating Lessee, if permitted pursuant to the organizational documents of Operating Lessee and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Operating Lessee, agree in writing (I) to continue the existence of Operating Lessee, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Operating Lessee, effective as of the occurrence of the event that terminated the continued membership of such member in Operating Lessee; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Operating Lessee and upon the occurrence of such an event, the business of Operating Lessee shall continue without dissolution; (iv) in the event of the dissolution of Operating Lessee, Operating Lessee shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Operating Lessee in an orderly manner), and the assets of Operating Lessee shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Operating Lessee or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Operating Lessee, to compel any sale of all or any portion of the assets of Operating Lessee pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Operating Lessee.
(u)Operating Lessee shall conduct its business so that the assumptions made with respect to Operating Lessee in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Operating Lessee hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Operating Lessee or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Operating Lessee.
(v)Operating Lessee has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Operating Lessee to make any additional capital contributions to Operating Lessee.
(w)Operating Lessee has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Operating Lessee to make any additional capital contributions to Operating Lessee.
(x)Operating Lessee has not permitted and will not permit any Affiliate or constituent party (other than Manager) independent access to its bank accounts.
(y)Operating Lessee has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.
(z)Except in connection with the Loan, Operating Lessee has not pledged and will not pledge its assets for the benefit of any other Person, other than Permitted Encumbrances.
(aa)Operating Lessee has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(ab)Operating Lessee has not, does not, and will not have any of its obligations guaranteed by any Affiliate (other than from Guarantor with respect to the Loan).
As used herein:
“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s, Operating Lessee’s or SPC Party’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.
“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower or Operating Lessee, as applicable, (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s or Operating Lessee’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower or Operating Lessee ceasing to be a member of Borrower or Operating Lessee) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)
a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower or Operating Lessee, any Affiliate of Borrower or Operating Lessee or any direct or indirect parent of Borrower or Operating Lessee;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or Operating Lessee or any Affiliate of Borrower or Operating Lessee;

(iii)	a Person Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower or Operating Lessee shall be qualified to serve as an Independent Director or Independent Manager of Borrower or Operating Lessee, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower or Operating Lessee in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.
A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower or Operating Lessee if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.
“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, Global Securitization Services, LLC, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower or Operating Lessee and that provides professional independent directors and other corporate services in the ordinary course of its business.

SCHEDULE VI
INTELLECTUAL PROPERTY/WEBSITES
None.

EXHIBIT A

LEGAL DESCRIPTION
ORDER NUMBER: 1401 008936886 D2

PIN# 17-03-216-007-0000

LOTS 1, 2, 3, 5 AND 6 IN OWNER'S RESUBDIVISION OF THE EAST 173.53 FEET OF LOT 5 OF COUNTY CLERK'S RESUBDIVISION OF BLOCK 15, TOGETHER WITH THAT PART OF BLOCK 15 OF CANAL TRUSTEES' SUBDIVISION OF THE SOUTHWEST FRACTIONAL QUARTER OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL TAKEN AS A TRACT, BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING AT THE SOUTHEAST CORNER OF LOT 3 OF OWNER'S RESUBDIVISION AFORESAID;

THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE EAST LINE OF SAID BLOCK 15, BEING ALSO THE WEST LINE OF NORTH WABASH AVENUE, 166.49 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 36 MINUTES 53 SECONDS WEST, ALONG A LINE WHICH INTERSECTS THE WEST LINE OF SAID BLOCK AT A POINT, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 139.60 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH SAID EAST LINE WHICH INTERSECTS THE NORTH LINE OF SAID BLOCK AT A POINT 139 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE AFORESAID PARALLEL LINE, 49.10 FEET TO SAID NORTH LINE; THENCE NORTH 89 DEGREES 58 MINUTES 45 SECONDS WEST, ALONG SAID NORTH LINE, 8.00 FEET TO A POINT 147 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE SOUTH 0 DEGREES 16 MINUTES 30 SECONDS EAST, ALONG A LINE DRAWN PARALLEL WITH SAID EAST LINE, 94.71 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF THE NORTH 1/2 OF A CERTAIN "TRACT" OF LAND IN SAID BLOCK 15, (SAID "TRACT" BEING DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE SOUTH ON SAID WEST LINE 88.77 FEET; THENCE SOUTH 87 DEGREES EAST, 298.95 FEET TO THE EAST LINE OF SAID BLOCK; THENCE NORTH ON SAID EAST LINE 94.38 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 45 MINUTES WEST, ABOUT 296 FEET TO THE PLACE OF BEGINNING); THENCE NORTH 88 DEGREES 04 MINUTES 41 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 1/2 OF THE AFOREDESCRIBED TRACT, 1.66 FEET TO THE WEST LINE OF LOT 4 OF COUNTY CLERK'S DIVISION OF BLOCK 15 IN CANAL TRUSTEES' SUBDIVISION AFORESAID; THENCE SOUTH 0 DEGREES 08 MINUTES 30 SECONDS EAST, ALONG THE AFORESAID WEST LINE, 45.79 FEET TO THE SOUTH LINE OF THE AFOREDESCRIBED "TRACT"; THENCE SOUTH 87 DEGREES 32 MINUTES 32 SECONDS EAST, ALONG THE AFORESAID SOUTH LINE, 0.90 FEET, TO THE NORTHERLY EXTENSION OF THE WEST LINE OF LOT 5; THENCE SOUTH O DEGREES 12 MINUTES 37 SECONDS EAST, ALONG THE WEST LINE OF LOT 5 AFORESAID AND ITS NORTHERLY EXTENSION, 78.16 FT TO THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTH 89 DEGREES 52 MINUTES 30 SECONDS EAST, ALONG THE SOUTH LINE OF OWNER'S RESUBDIVISION AFORESAID, BEING ALSO THE NORTH LINE OF EAST CHESTNUT STREET, 148.50 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

EXHIBIT B

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	The general competitive conditions to which the Property is or may be subject.

(C)	Management of the Property.

(D)	Occupancy rate expressed as a percentage for each of the last five years.

(E)	Principal business, occupations and professions carried on in, or from the Property.

(F)
Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(G)	The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

(H)
Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose leases will expire.

(2)	The total area in square feet covered by such leases.

(3)	The annual rental represented by such leases.

(4)	The percentage of gross annual rental represented by such leases.